SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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ITT INDUSTRIES, INC.

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ITT

2006
Notice of Annual Meeting
& Proxy Statement

ITT Industries, Inc.

Engineered for life

Steven R. Loranger
Chairman, President and Chief Executive Officer

ITT Industries

4 West Red Oak Lane
White Plains, NY 10604
April 4, 2006
Dear Fellow Shareholders:
Enclosed are the Notice of Annual Meeting and Proxy Statement for ITT Industries’ 2006 Annual Meeting of Shareholders. As has been the case with our previous Annual Meetings, this year’s meeting is intended to address only the business included on the agenda. Details of the business to be conducted at the Annual Meeting are given in the accompanying Notice of Annual Meeting and Proxy Statement, which provides information as required by applicable laws and regulations.
If you are the registered owner of ITT Industries’ stock, you may vote your shares by making a toll-free telephone call or using the Internet. You also may vote your shares by returning your proxy form by mail. Details of these voting options are explained in the Proxy Statement. You also can find useful instructions on the enclosed proxy card.
If you are a beneficial owner and someone else, such as your bank or broker, is the owner of record, the owner of record will communicate with you about how to vote your shares.
We urge you to complete and return the enclosed proxy as promptly as possible. Your vote is important.

Very truly yours,

April 4, 2006
NOTICE OF 2006 Annual Meeting

Time:	10:30 a.m. Eastern Time, on Tuesday, May 9, 2006

Place:	Tappan Hill, 81 Highland Avenue, Tarrytown, New York. Directions to Tappan Hill are provided on the back cover of this Proxy Statement.

Items of Business:	1. To elect all nine members of the Board of Directors.

2. To ratify the appointment of Deloitte & Touche LLP as ITT Industries’ independent auditor for 2006.

3. To vote upon a proposal to amend ITT Industries, Inc.’s Restated Articles of Incorporation to change the Company’s name to ITT Corporation effective July 1, 2006.

4. To transact such other business as may properly come before the meeting.

Who may vote:	You can vote if you were a shareholder at the close of business on Friday, March 17, 2006, the record date.

Annual Report to Shareholders and Annual Report on Form 10-K:	Copies of our 2005 Annual Report to Shareholders and Annual Report on Form 10-K are enclosed.

Mailing Date:	Beginning April 4, 2006, this Notice and the 2006 Proxy Statement are being sent to shareholders of record on March 17, 2006.

About Proxy Voting:	Your vote is important. Proxy voting permits shareholders unable to attend the annual meeting to vote their shares through a proxy. Most shareholders are unable to attend the Annual Meeting. By appointing a proxy your shares will be represented and voted in accordance with your instructions. If you do not provide instructions on how to vote, the proxies will vote as recommended by the Board of Directors. You can vote your shares by completing and returning your proxy card. Most shareholders can also vote shares by following the Internet or telephone voting instructions provided on the proxy card. You can change your voting instructions or revoke your proxy at anytime prior to the Annual Meeting by following the instructions on the proxy card.

By order of the Board of Directors,

Kathleen S. Stolar
Vice President and Secretary

Proxy Statement
Why did I receive these proxy materials? Beginning April 4, 2006, this proxy statement is being mailed to shareholders who were shareholders as of the March 17, 2006 record date, as part of the Board of Directors’ solicitation of proxies for ITT Industries’ 2006 Annual Meeting and any postponements or adjournments thereof. This proxy statement and ITT Industries’ 2005 Annual Report to Shareholders and Annual Report on Form 10-K (which have been mailed to shareholders eligible to vote at the 2006 Annual Meeting) contain information that the Board of Directors believes offers an informed view of the Company and meet the regulations of the Securities and Exchange Commission (the “SEC”) for proxy solicitations.
Who is entitled to vote? You can vote if you owned shares of the Company’s common stock as of the March 17, 2006 record date.
What items of business will I be voting on? You are voting on the following items of business which are described on pages 7 through 17:

1.	To elect all nine members of the Board of Directors.

2.	To ratify the appointment of Deloitte & Touche LLP as ITT Industries’ independent auditor for 2006.

3.	To vote upon a proposal to amend ITT Industries’ Restated Articles of Incorporation to change the Company’s name to ITT Corporation, effective July 1, 2006.

4.	To transact such other business as may properly come before the meeting.

Information about Voting
How do I vote? You can either vote in person at the Annual Meeting or by proxy whether or not you attend the Annual Meeting.
Why does the Board solicit proxies from shareholders? Since it is impractical for all shareholders to attend the Annual Meeting and vote in person, the Board of Directors recommends that you appoint the two people named on the accompanying proxy card to act as your proxies at the 2006 Annual Meeting.
How do the proxies vote? The proxies vote your shares in accordance with your voting instructions. If you appoint the proxies but do not provide voting instructions, they will vote as recommended by the Board of Directors. If any other matters not described in this proxy statement are properly brought before the meeting for a vote, the proxies will use their discretion in deciding how to vote on those matters.

What are the proxy voting procedures? Instructions are included on the proxy card. You may vote:

•	By the Internet,

•	By Telephone, if you call from the United States.

•	By Mail.
How many votes do I have? You have one vote for every share of ITT Industries common stock that you own.
What if I change my mind? You can revoke your proxy at any time before it is exercised by mailing a new proxy card with a later date or casting a new vote by the Internet or telephone. You can also send a written revocation to the Company Secretary at the address listed on the first page of the proxy statement. If you come to the Annual Meeting you can ask that the proxy you submitted earlier not be used.
If I don’t return the proxy card or vote at the 2006 Annual Meeting what happens to my vote? If your shares are held by a broker, bank or other owner of record, your shares can be voted by the broker for all the scheduled agenda items. If your broker does not have discretion to vote your shares held in street name on a proposed agenda item and you provide no instructions on how to vote, the votes will be broker non-votes. That means the votes will be counted only for the purpose of determining a quorum, but not for or against any agenda item.
How many shares of ITT Industries stock are outstanding? As of the March 17, 2006 record date, 184,810,236 shares of ITT Industries common stock were outstanding.
How many holders of ITT Industries outstanding shares must be present to hold the Annual Meeting? In order to conduct business at the Annual Meeting it is necessary to have a quorum. To have a quorum, a majority of outstanding ITT Industries shares of common stock on the record date must be present in person or by proxy.
How are my votes counted? How many votes are required to elect Directors or approve a proposal? You may vote “for” or “withhold” your vote with respect to any Director standing for reelection. Indiana law, the state in which ITT Industries is incorporated, provides that directors are elected by a plurality of the votes cast. This means that the nine director candidates who receive the highest number of votes will be elected as the Directors of ITT Industries. Our Corporate Governance Principles, which are attached as Appendix I, provide for a review process should any nominee for Director in an uncontested election receive less than 50% of the votes cast. Such Director nominee must promptly provide a written resignation to the Chair of the Nominating and Governance Committee. The Nominating and Governance Committee then considers the resignation and recommends to the independent directors of the Board whether to accept, reject (applicable only in clearly compelling circumstances) or provide an opportunity for cure with respect to the Director nominee who received less than 50% of the votes cast. The independent directors of the Board must act on the Nominating and Governance Committee’s recommendation at the earlier of its next regularly scheduled Board Meeting or within 90 days after certification of the shareholder vote and must promptly publicly disclose the decision and the Board’s reasons for the decision. More specific information with respect to this process may be found in our Governance Principles at Appendix I, Section II2.
With respect to other agenda items, you may vote for, against or abstain from voting. For all the other items of business to be voted on at the 2006 Annual Meeting the item will be approved if the votes in favor are greater than the votes against the item.
Under Indiana law abstentions and broker non-votes are counted to determine whether there is a quorum, but abstentions and broker non-votes are not counted as votes for or against the election of Directors or other matters to be voted on. Therefore, abstentions and broker non-votes will not impact the election of Directors, ratification of the appointment of auditors, or the proposal to amend ITT Industries’ Restated Articles of Incorporation to change the Company’s name to ITT Corporation.
What is the difference between a beneficial owner and a registered owner? If shares you own are held in an ITT Industries savings plan for salaried or hourly employees, a stock brokerage account, bank or by another holder of record you are considered the “beneficial owner” because someone else holds the shares on your behalf. If the shares you own are registered in your name directly with the Bank of New York, our transfer agent, you are the registered owner and the “shareholder of record”.
How do I vote if I am a participant in ITT Industries’ savings plans for salaried or hourly employees? If you participate in any of the ITT Industries’ savings plans for salaried or hourly employees, your plan trustee will vote the ITT Industries shares credited to your savings plan account in accordance with your voting instructions. The trustee votes the shares on your behalf because you are the beneficial owner, not the record owner of the savings plan shares. The trustee votes the savings plan shares for which no voting instructions are received in the same proportion as the shares for which the trustee receives voting instructions.
I participate in the ITT Industries savings plan for salaried employees and also am a shareholder of record of shares of ITT Industries’ common stock. How many proxy cards will I receive? You will receive only one proxy card. Your savings plan shares and any shares you own as the shareholder of record, including ownership through the Direct Purchase, Sale and Dividend Reinvestment Plan for ITT Industries, Inc. will be set out separately on the proxy card.
How many shares are held by participants in the ITT Industries’ employee savings plans? As of March 17, 2006, the record date, Wells Fargo Institutional Trust Services, as the trustee for the employee salaried savings plan, held 14,260,479 shares of ITT Industries’ common stock (approximately 7.72% of the outstanding shares) and Northern Trust, as the trustee for the hourly employees savings plan, held 763,580 shares of ITT Industries’ common stock (approximately 0.4% of the outstanding shares).
Who counts the votes? Is my vote confidential? Representatives of the Bank of New York count the votes. Representatives of IVS Associates, Inc. act as Inspectors of Election for the 2006 Annual Meeting. The Inspectors of Election monitor the voting and certify whether the votes of shareholders are kept in confidence in compliance with ITT Industries’ confidential voting policy.
Who pays for the proxy solicitation cost? ITT Industries pays the cost of soliciting proxies from registered owners. ITT Industries has appointed Georgeson & Company to help with the solicitation effort. We will pay Georgeson & Company a fee of $12,500 to assist with the solicitation. We also reimburse brokers, nominees, custodians and other fiduciaries for their costs in sending proxy materials to beneficial owners.
Who solicits proxies? Directors, officers or other regular employees of ITT Industries may also solicit proxies from shareholders in person or by telephone, facsimile transmission or other electronic communication.
What happens if I return my proxy without indicating how I want my shares voted? If you return the proxy without specifying how you want your shares voted, you are giving discretionary authority to the proxies to vote your shares in accordance with the recommendations of the Board of Directors, which are described on pages 7 to 17. If any other matters are properly presented for consideration at the 2006 Annual Meeting, the persons named as proxies will have discretion to vote on these matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. There are three formal items scheduled to be voted upon at the Annual Meeting: election of Directors, ratification of the appointment of the independent auditors, and amendment to the Restated Articles of Incorporation to change the name of the corporation from ITT Industries, Inc. to ITT Corporation, effective July 1, 2006. As of the date of this proxy statement, the Board of Directors is not aware of any business other than as described in this proxy statement that will be presented for a vote at the 2006 Annual Meeting.
How does a shareholder submit a proposal for the 2006 Annual Meeting? Rule 14a-8 of the Securities Exchange Act of 1934, or the “Exchange Act,” establishes the eligibility requirements and the procedures that must be followed for a shareholder’s proposal to be included in a public company’s proxy materials. Under the rule, if a shareholder wishes to include a proposal in ITT Industries’ proxy materials for its next Annual Meeting, those eligibility requirements and procedures must be complied with and the proposal must be received by ITT Industries at its principal executive offices on or before December 5, 2006. An ITT Industries shareholder who wishes to present a matter for action at ITT Industries’ next Annual Meeting, but chooses not to do so under Exchange Act

Rule 14a-8, must deliver to ITT Industries, at its principal executive offices, on or before December 5, 2006 a written notice to that effect. In either case, as well as for shareholder nominations for Directors, the shareholder must also comply with the requirements in the Company’s By-laws with respect to a shareholder properly bringing business before the Annual Meeting. (A copy of the By-laws may be obtained from the Secretary of ITT Industries.)
Can a shareholder nominate Director Candidates? The Company’s By-laws permit shareholders to nominate Directors at the Annual Meeting. In order to make a Director nomination at the 2007 Annual Meeting, it is necessary that you submit a notice with the name of the candidate on or before December 5, 2006. The nomination and notice must meet all other qualifications and requirements of the Company’s Governance Principles, By-laws and Regulation 14A of the Exchange Act. The nominee will be evaluated by the Nominating and Governance Committee of the Board using the same standards as it uses for all Director nominees, which are discussed in further detail below at page 19 under “Information about the Board of Directors-Director Selection and Composition.” No one may be nominated for election as a Director after he or she has reached 72 years of age. (A copy of the nomination requirements may be obtained from the Secretary of ITT Industries.)
Stock Ownership of Directors and Executive Officers
The Board of Directors’ share ownership guidelines currently provide for share ownership levels at five times the annual retainer amount. Directors receive a portion of their retainer in restricted stock and are encouraged to hold such restricted stock until such time as his or her total share ownership meets or exceeds the ownership guidelines. The Company also has share ownership guidelines for corporate officers. These guidelines, described on page 46, were first approved by ITT Industries’ Board of Directors during 2001 and are regularly reviewed. The guidelines specify the desired levels of Company stock ownership and encourage a set of behaviors to enable each officer to reach the guideline levels. The Committee monitors compliance with the guidelines periodically and, as of February 28, 2006, the share ownership levels have been substantially met. More specific information is provided in the Report of the Compensation and Personnel Committee.
The following table shows, as of February 28, 2006, the beneficial ownership of ITT Industries’ common stock and options exercisable within 60 days by each Director, by each of the executive officers named in the Summary Compensation Table, and by all Directors and executive officers as a group. In addition, with respect to Mr. Loranger, we have provided information about ownership of stock-linked instruments that provide economic linkage to the common stock but do not represent actual beneficial ownership of shares. On February 21,

2006 the Company effected a 2:1 split of its common stock. Share ownership in the table below is disclosed on a post-split basis.

	Total
	Shares
	Beneficially	Shares		Stock
Name of beneficial owner	Owned	Owned	Options	Units

Steven R. Loranger(1)	0	0	0	250,000
Curtis J. Crawford	36,463	27,289	9,174	0
Christina A. Gold	27,372	18,198	9,174	0
Ralph F. Hake	14,315	8,701	5,614	0
John J. Hamre	23,419	14,245	9,174	0
Raymond W. LeBoeuf	25,077	15,903	9,174	0
Frank T. MacInnis	19,547	10,373	9,174	0
Linda S. Sanford	28,239	19,065	9,174	0
Markos I. Tambakeras	19,307	10,133	9,174	0
Henry J. Driesse	260,927	50,927	210,000	0
Steven F. Gaffney	21,301	13,634	7,667	0
Vincent A. Maffeo(2)	78,340	33,140	45,200	0
George E. Minnich	24,147	24,147	0	0
Robert L. Ayers	122,559	15,559	107,000	0
Edward W. Williams	315,815	39,815	276,000	0

All Directors and executive officers as a group(21)	1,753,911	403,445	1,350,466	250,000

(1)	On June 28, 2004 Mr. Loranger received an award of 250,000 (as adjusted to reflect February 21, 2006 2:1 stock split) Restricted Stock Units (RSUs) under the 2003 Equity Incentive Plan, in connection with his employment agreement. The units vest in one-third installments on June 28, 2007, June 28, 2008 and June 28, 2010. During the restriction period Mr. Loranger may not vote the shares but receives dividends.

(2)	In March 2006 Mr. Maffeo exercised 45,200 stock options.
The number of shares beneficially owned by each Director or executive officer has been determined under the rules of the SEC, which provide that beneficial ownership includes any shares as to which a person has sole or shared voting or dispositive power, and any shares which the person would have the right to acquire beneficial ownership of within 60 days through the exercise of any stock option or other right.
Unless otherwise indicated, each Director or executive officer has sole dispositive and voting power, or shares those powers with his or her spouse.
As of February 28, 2006, all Directors and executive officers as a group owned .09% of the shares deemed to be outstanding. No individual Director or executive officer owned in excess of one percent of the shares deemed to be outstanding.

Beneficial Ownership of ITT Industries’ Common Stock
Set forth below is information reported to the SEC on the most recently filed Schedule 13G by the following person who owned more than 5% of ITT Industries’ outstanding common stock. This information does not include holdings by the Trustee with respect to individual participants in the ITT Industries Investment and Savings Plan for Salaried Employees.

	Amount and
	nature of
Name and address	beneficial	Percent of
of beneficial owner	ownership	Class

Barrow, Hanley, Mewhinney & Strauss, Inc.(1)	10,915,140	5.91%
2200 Ross Avenue, 31st Floor Dallas, TX 75201-2761

(1)	As reported on Schedule 13G dated February 7, 2006, Barrow, Hanley, Mewhinney & Strauss, Inc. has sole voting power with respect to 841,940 shares, shared voting power with respect to 10,073,200 shares, and sole dispositive power with respect to 10,915,140 shares. (Adjusted to reflect the Company’s February 21, 2006 2:1 stock split.)
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires that the Company’s executive officers and directors, and any persons beneficially owning more than 10% of a registered class of the Company’s equity securities, file reports of ownership and changes in ownership with the SEC within specified time periods. To the Company’s knowledge, based upon a review of the copies of the reports furnished to the Company and written representations that no other reports were required, all of these filing requirements were satisfied in a timely manner for the year ended December 31, 2005.
Proposals to be voted on at the 2006 Annual Meeting

A.	Election of Directors
The Board of Directors has nominated nine individuals for election as Directors at the 2006 Annual Meeting. Each of the nominees is currently serving as a Director of ITT Industries and has agreed to continue to serve if elected until his or her retirement, resignation or death. If unforeseen circumstances arise before the 2006 Annual Meeting and a nominee becomes unable to serve, the Board of Directors could reduce the size of the Board or nominate another candidate for election. If the Board nominates another candidate, the proxies could use their discretion to vote for that nominee. Each Director elected at the 2006 Annual Meeting will be elected to serve as a Director until ITT Industries’ next Annual Meeting.

The Board of Directors recommends that you vote FOR the election of each of the following nine nominees:

Steven R. Loranger Chairman, President and Chief Executive Officer, ITT Industries, Inc.
Mr. Loranger, 54, was appointed President and Chief Executive Officer and elected a Director of ITT Industries, Inc. on June 28, 2004. He was elected Chairman of the Board of Directors on December 7, 2004. Mr. Loranger previously served as Executive Vice President and Chief Operating Officer of Textron, Inc. from 2002 to 2004, overseeing Textron’s manufacturing businesses, including aircraft and defense, automotive, industrial products and components. From 1981 to 2002, Mr. Loranger held executive positions at Honeywell International Inc. and its predecessor company, AlliedSignal, Inc., including serving as President and Chief Executive Officer of its Engines, Systems and Services businesses. Mr. Loranger is a member of the Business Roundtable and serves on the boards of the National Air and Space Museum and the Congressional Medal of Honor Foundation. Mr. Loranger received Bachelors and Masters degrees in science from the University of Colorado.
Mr. Loranger has been a Director of ITT Industries since 2004.

Curtis J. Crawford President and Chief Executive Officer, XCEO, Inc., a leadership and corporate governance consulting firm
Dr. Crawford, 58, is President and Chief Executive Officer of XCEO, Inc. From April 1, 2002 to March 31, 2003 he served as President and Chief Executive Officer of Onix Microsystems, a private photonics technology company. He was Chairman of the Board of Directors of ON Semiconductor Corporation from September 1999 until April 1, 2002. Previously, he was President and Chief Executive Officer of ZiLOG, Inc. from 1998 to 2001 and its Chairman from 1999 to 2001. Dr. Crawford is a Director of E.I. DuPont de Nemours and Company, ON Semiconductor Corporation, and Agilysys, Inc. and is a member of the Board of Trustees of DePaul University. He received a B.A. degree in business administration and computer science and an M.A. degree from Governors State University, an M.B.A. from DePaul University and a Ph.D. from Capella University. Governors State University awarded him an honorary doctorate in 1996 and he received an honorary doctorate degree from DePaul University in 1999.
Dr. Crawford has been a Director of ITT Industries since 1996.

Christina A. Gold Senior Executive Vice President, First Data Corp. and President, Western Union Financial Services, Inc., a global leader in money transfer and financial services
Mrs. Gold, 58, was named Senior Executive Vice President, First Data Corp. and President, Western Union Financial Services, Inc., a global leader in money transfer and financial services on May 20, 2002. Prior to joining Western Union she was Chairman, President and Chief Executive Officer of Excel Communications. She was also President and Chief Executive Officer of The Beaconsfield Group and from February 1997 to March 1998, Mrs. Gold was Executive Vice President, global direct selling of Avon Products, Inc. She is a Director of New York Life Insurance Company, The Torstar Corporation and is a member of the President’s Advisory Council of Carleton University. Mrs. Gold is a graduate of Carleton University, Ottawa, Canada.
Mrs. Gold has been a Director of ITT Industries since 1997.

Ralph F. Hake Chairman and Chief Executive, Maytag Corporation, a home and commercial appliance company
Mr. Hake, 57, was named Chairman and Chief Executive of Maytag Corporation in June of 2001(1). Previously, he was Executive Vice President and Chief Financial Officer for Fluor Corporation, an engineering and construction firm. From 1987 to 1999, Mr. Hake served in various executive capacities at Whirlpool Corporation, including Chief Financial Officer and Senior Executive Vice President for global operations. Mr. Hake serves on the Board of the National Association of Manufacturers, where he is Chairman of that association’s Taxation and Economic Policy Group. Mr. Hake is a 1971 business and economics graduate of the University of Cincinnati and holds an M.B.A. from the University of Chicago.
Mr. Hake has been a Director of ITT Industries since 2002.

(1)	On March 31, 2006, Whirlpool Corporation completed its acquisition of Maytag Corporation.

John J. Hamre
President and Chief Executive Officer, Center for Strategic
& International Studies (“CSIS”), a public policy research institution dedicated to strategic, bipartisan global analysis and policy impact
Dr. Hamre, 55, was elected President and Chief Executive Officer of CSIS in April of 2000. Prior to joining CSIS, he served as U.S. Deputy Secretary of Defense from 1997 to 2000 and Under Secretary of Defense (Comptroller) from 1993 to 1997. Dr. Hamre is a Director of MITRE Corporation, Choicepoint, Inc. and SAIC, Inc. He received a B.A. degree, with highest distinction from Augustana College in Sioux Falls, South Dakota, was a Rockefeller Fellow at Harvard Divinity School and was awarded a Ph.D., with distinction, from the School of Advanced International Studies, Johns Hopkins University, in 1978.
Dr. Hamre has been a Director of ITT Industries since 2000.

Raymond W. LeBoeuf
Former Chief Executive Officer and Chairman of the Board, PPG Industries, Inc., a global manufacturer of materials for manufacturing, construction, automotive, chemical processing and other industries
Mr. LeBoeuf, 59, was Chief Executive Officer of PPG Industries from July 1997 to March 31, 2005, was elected a Director of PPG in December 1995 and was its Chairman through June 30, 2005. Mr. LeBoeuf joined PPG Industries in 1980 as its Treasurer and was an Executive Vice President of PPG from 1994 to 1995. He is also a Director of Praxair, Inc. Mr. LeBoeuf is a Board Member of Robert Morris University. Mr. LeBoeuf is a graduate of Northwestern University and holds an M.B.A. from the University of Illinois.
Mr. LeBoeuf has been a Director of ITT Industries since 2000.

Frank T. MacInnis Chairman and Chief Executive Officer, EMCOR Group, Inc., an international electrical and mechanical construction and facility management company
Mr. MacInnis, 59, has been Chairman of the Board and Chief Executive Officer of EMCOR Group, Inc. since April 1994. He was also President of EMCOR from April 1994 to April 1997. Mr. MacInnis is also a Director of The Williams Companies, Inc., The Greater New York Chapter of the March of Dimes and ComNet Communications, LLC. Mr. MacInnis received an undergraduate degree from The University of Alberta and is a graduate of The University of Alberta Law School, Alberta, Canada.
Mr. MacInnis has been a Director of ITT Industries since 2001.

Linda S. Sanford Senior Vice President, Enterprise On Demand Transformation, International Business Machines Corporation (“IBM”), an information technology company
Ms. Sanford, 53, was named Senior Vice President, Enterprise on Demand Transformation, IBM in January 2003. Previously, she was Senior Vice President and Group Executive, IBM Storage Systems Group responsible for development of IBM’s Enterprise Storage Server and other storage-related hardware and software. She also has held positions as General Manager, IBM Global Industries and General Manager of IBM’s S/390 Division. Ms. Sanford is a member of the Women in Technology International Hall of Fame and the National Association of Engineers. She is on the Board of Directors of St. John’s University and Rensselaer Polytechnic Institute, serves on the Board of Directors of Partnership for New York City and is Chairperson of the Board of Directors for the Business Council of New York State, Inc. Ms. Sanford is a graduate of St. John’s University and earned an M.S. degree in operations research from Rensselaer Polytechnic Institute.
Ms. Sanford has been a Director of ITT Industries since 1998.

Markos I. Tambakeras
Executive Chairman to the Board of Directors, Kennametal, Inc., a premier global tooling solutions, engineered components and advanced materials supplier to the automotive, aerospace, energy, mining, construction and other industries
Mr. Tambakeras, 55, has been Executive Chairman to the Board of Directors, Kennametal Inc. since January 1, 2006. Previously he was President and Chief Executive Officer of Kennametal from July 1999 through December 31, 2005. Mr. Tambakeras was named a Director of Kennametal in July 1999, served as its Chairman from July 1, 2002 and has served as its Executive Chairman since January 1, 2006. From 1997 to June 1999, Mr. Tambakeras served as President, Industrial Controls Business of Honeywell Incorporated. Mr. Tambakeras also serves on the Board of Parker Hannifin Corporation, is Chair of the Manufacturers Alliance Board of Trustees and is a member of the President’s Manufacturing Council. Mr. Tambakeras received a B.Sc. degree from the University of Witwatersrand, Johannesburg, South Africa and an M.B.A. from Loyola Marymount University, Los Angeles, CA.
Mr. Tambakeras has been a Director of ITT Industries since 2001.
B. Ratification of Appointment of the Independent Auditors
Subject to shareholders ratification, the Board of Directors has appointed Deloitte & Touche LLP as ITT Industries’ independent auditors (the “Independent Auditor”) for 2006. Deloitte & Touche LLP is registered as a registered public accounting firm by the Public Company Accounting Oversight Board (“PCAOB”).
Representatives of Deloitte & Touche LLP attended all meetings of the Audit Committee during 2005. The Audit Committee reviewed and considered the nature of the non-audit services provided by Deloitte & Touche LLP to ITT Industries in 2005. The Audit Committee discussed these services with Deloitte & Touche LLP and Company management and determined that the services were permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the rules promulgated by the American Institute of Certified Public Accountants.
Representatives of the Independent Auditor will be present at the 2006 Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

Independent Auditor Fees
Aggregate fees billed to the Company for the fiscal years ended December 31, 2005 and 2004 represent fees billed by the Company’s independent auditor, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”).

	Fiscal Year Ended
	(in thousands)

	2005	2004*

Audit Fees(1)	$7,454	$7,544
Audit-Related Fees(2)	1,852	1,347
Tax Fees(3)
Tax Compliance Services	699	740
Tax Planning Services	82	80

	781	820
All Other Fees	11	—

Total	$10,098	$9,711

*	Pursuant to SEC guidance issued in 2005, fees paid to a company’s independent auditor include those fees paid by pension plans. The fees for 2004 have been restated accordingly. Previously, only those fees paid directly by the Company to Deloitte & Touche were included.

(1)	Fees for audit services billed in 2005 and 2004 consisted of:

•	Audit of the Company’s annual financial statements and internal control over financial reporting;

•	Reviews of the Company’s quarterly financial statements;

•	Statutory and regulatory audits, consents and other services related to SEC matters; and

•	Financial accounting and reporting consultations.

(2)	Fees for audit-related services billed in 2005 and 2004 consisted of:

•	Employee benefit plan audits;

•	Closing balance sheet audits and reviews of acquisitions and dispositions;

•	Due diligence associated with mergers and acquisitions; and

•	Internal control advisory services.

(3)	Fees for tax services billed in 2005 and 2004 consisted of tax compliance and tax planning and advice:

•	Tax compliance services are services rendered, based upon facts already in existence or transactions that have already occurred, to document,

compute, and obtain government approval for amounts to be included in tax filings consisting of:

i.	Federal, foreign, state and local income tax return assistance;

ii.	Transfer pricing consultations; and

iii.	Internal Revenue Code and foreign tax code technical consultations.

•	Tax planning services are services and advice rendered with respect to proposed transactions or services that alter the structure of a transaction to obtain an anticipated tax result. Such services consisted of:

i.	Tax advice related to the structural modification of employee benefit plans; and

ii.	Tax advice related to an intra-group restructuring.

	2005	2004

Ratio of Tax Planning and Advice to Total Fees	0.8%	0.8%
Pre-Approval of Audit and Non-Audit Services
The Audit Committee pre-approves audit services provided by the Independent Auditor and outsourced internal auditor (“Internal Auditor”).
The Audit Committee has also adopted a policy addressing pre-approval of non-audit services provided by the Independent Auditor and non-audit services provided by the Company’s Internal Auditor. The purpose of the policy is to clearly identify circumstances where the Independent Auditor and the Internal Auditor may perform non-audit services and where such services shall require further approval by the Audit Committee. The Audit Committee has determined that, where practical, all non-audit services shall first be placed for competitive bid prior to selection of a service provider. Management may select the party deemed best suited for the particular engagement, which may or may not be the Independent Auditor or the Internal Auditor. Providers other than the Independent Auditor and Internal Auditor shall be preferred in the selection process. The policy and its implementation are reviewed and reaffirmed on a regular basis to assure conformance with applicable rules.
The Audit Committee has approved specific categories of audit-related services and tax services incidental to the normal auditing function which the Independent Auditor may provide without further Audit Committee approval. These categories are:

1.	Due diligence, closing balance sheet audit services, purchase price dispute support and other services related to mergers, acquisitions and divestitures;

2.	Employee benefit advisory services, independent audits and preparation of tax returns for the Company’s defined contribution, defined benefit and health and welfare benefit plans, preparation of the associated tax returns or other employee benefit advisory services; and

3.	Tax work incidental to the normal auditing functions.
The Audit Committee has also approved specific categories of audit-related services, including assessment and review of internal controls and effectiveness of those controls, which the Internal Auditor may provide without further approval. However, if fees for any pre-approved non-audit services provided by either of the Independent Auditor or the Internal Auditor exceed a pre-determined threshold during any calendar year, any additional proposed non-audit services provided by that service provider must be submitted for prior approval by the Audit Committee. Other audit-related and tax services are also subject to specific prior approval if the prospective fee exceeds a pre-determined threshold. The Audit Committee reviews the fees paid or committed to the Independent Auditor and the Internal Auditor on at least a quarterly basis.
The Company may not engage the Independent Auditor to provide the services described below:

1.	Bookkeeping or other services related to the accounting records or financial statements of the Company;

2.	Financial information systems design and implementation;

3.	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

4.	Actuarial services;

5.	Internal auditing services;

6.	Management functions or human resources services;

7.	Broker-dealer, investment adviser or investment banking services; or

8.	Legal services and other expert services unrelated to the audit.
Employees of the Independent Auditor and the Internal Auditor who are senior manager level or above and have had any involvement with the Company in the independent audit and/or internal audit activities shall not be employed by the Company in any capacity for a period of five years after the termination of their activities on behalf of the Company.
The Board of Directors recommends you vote FOR ratification of appointment of the Company’s Independent Auditor.
C. Amendment to the Restated Articles of Incorporation
The Company’s Board of Directors has adopted, and recommends that shareholders approve at the 2006 Annual Meeting a proposal to amend ARTICLE FIRST of the Company’s Restated Articles of Incorporation to change the name of the corporation to ITT Corporation, to be effective July 1,

2006. This proposal will be approved if more shares are voted in favor of the proposal than against it.
Market research with both internal and external audiences provided compelling evidence that the name “ITT Industries” does not fully reflect the current breadth and scope of the Company’s activities. The Company was incorporated under the name “ITT Industries” in 1995 to distinguish itself from other entities with similar names. Subsequently these other entities have either been acquired by companies that chose not to use the ITT name, or they have chosen new company names that do not incorporate the ITT name. The Company feels that the diverse range of businesses and markets it now serves is best reflected by the proposed name “ITT Corporation.”
The Board of Directors believes that the proposed amendment to the Restated Articles of Incorporation shown below is in the best interest of the Company and its shareholders:
RESTATED ARTICLES OF INCORPORATION
(AS PROPOSED TO BE AMENDED)
ARTICLE FIRST
The name of the corporation is ITT Corporation (the “Corporation”).
The Board of Directors recommends you vote FOR the amendment to the Restated Articles of Incorporation to change the name of the Company from ITT Industries, Inc. to ITT Corporation, to be effective July 1, 2006.
Information about the Board of Directors
Responsibilities of the Board of Directors. The Board of Directors sets policy for ITT Industries and advises and counsels the chief executive officer and the executive officers who manage the Company’s business and affairs. The Board of Directors is responsible for assuring that:

•	there is continuity in the leadership of the Company;

•	management develops sound business strategies;

•	adequate capital and managerial resources are available to implement the business strategies;

•	the Company’s systems of financial reporting and internal controls are adequate and properly implemented;

•	the Company’s businesses are conducted in conformity with applicable laws and regulations;

•	the Company’s long-term strategies, significant investments in new businesses, joint ventures and partnerships and significant business acquisitions, including assessment of balance sheet impacts and other financial matters are reviewed and approved; and

•	the Company’s operating plans and capital, research and development and engineering budgets are reviewed and approved.
The Board of Directors has adopted principles for governance of the Board (the “Corporate Governance Principles”) and charters for each of its standing committees. The Corporate Governance Principles provide, among other things, that a Coordinating Director shall be selected from the Committee chairs, on a rotating basis, to preside at meetings of the Board of Directors at which the Chairman is not present, including regularly scheduled private sessions of the non-employee Directors. Each Coordinating Director serves until the next regular or special meeting of the Board of Directors, whichever occurs first.
The Corporate Governance Principles further provide that Directors must be able to devote the requisite time for preparation and attendance at regularly scheduled Board and Board Committee meetings, as well as be able to participate in other matters necessary for good corporate governance. To help assure that Directors are able to fulfill their commitments to the Company, the Corporate Governance Principles provide that Directors who are chief executive officers of publicly-traded companies may serve on not more than two public company boards (including the ITT Industries’ Board) in addition to service on their own board and other Directors may not serve on more than four public company boards (including the ITT Industries’ Board).
The Corporate Governance Principles and Committee Charters are reviewed by the Board at least annually and posted on the Company’s website at www.itt.com. The Board’s Corporate Governance Principles are attached as Appendix I to this Proxy Statement. A copy of the Corporate Governance Principles will be provided, free of charge, to any shareholder upon request to the Corporate Secretary.
The Company has also adopted the ITT Industries, Inc. Code of Corporate Conduct which applies to the Company’s chief executive officer, chief financial officer and principal accounting officer. The Code of Corporate Conduct is also posted on the Company’s website at www.itt.com. The Company discloses any changes or waivers from its code of ethics on its website for the Company’s chief executive officer, chief financial officer, principal accounting officer and controller and other executive officers. A copy of the Corporate Conduct will be provided, free of charge, to any shareholder upon request to the Corporate Secretary.
Communication with the Board of Directors. Interested parties may contact the Coordinating Director, all outside Directors as a group or an individual Director by submitting a letter to the desired recipient in a sealed envelope labeled “Coordinating Director”, “Outside Directors” or with the name of a specific director. This letter should be placed in a larger envelope and mailed to the Corporate Secretary, ITT Industries, Inc. 4 West Red Oak Lane, White Plains, NY 10604, USA. The Corporate Secretary will forward the sealed envelope to the designated recipient.

Independent Directors. The Company’s By-laws require that a majority of the Directors must be independent directors. The Corporate Governance Principles define independence and the Charters of the Audit, Compensation and Personnel, and Nominating and Governance Committee require all members to be independent directors.
Under the Corporate Governance Principles and By-laws, an independent director is someone who is free of any relationship that would interfere with the exercise of independent judgment, and within the past 5 years:

•	has not been employed by the Company in an executive capacity;

•	has not been an advisor or consultant to the Company, and has not been affiliated with a company or a firm that is;

•	has not been affiliated with a significant customer or supplier of the Company;

•	has not had a personal services contract with the Company;

•	has not been affiliated with a tax-exempt entity that receives significant contributions from the Company;

•	has not been related to any of the persons described above; and

•	has not been part of an interlocking directorate in which an executive officer of the Company is a member of the compensation committee of the company that employs the Director.
With respect to Directors standing for election at the Company’s 2006 Annual Meeting, the Board of Directors has affirmatively determined, after considering all relevant facts and circumstances that no Non-Employee Director has a material relationship with the Company and that all Non-Employee Directors meet the independence standards of the Corporate Governance Principles and By-laws as well as the independence definition in the final New York Stock Exchange corporate governance rules for listed companies. The following are the independent directors standing for election: Drs. Crawford and Hamre, Messrs. Hake, MacInnis, LeBoeuf and Tambakeras, Mrs. Gold and Ms. Sanford.
Director Selection and Composition. Directors of the Company must be persons of integrity, with significant accomplishments and recognized business stature.
To be considered by the Nominating and Governance Committee as a Director candidate, a nominee must meet the requirements of the Company’s By-laws and Corporate Governance Principles. A nominee should also have experience as a board member, chief executive officer or senior officer of a publicly traded or large privately held company, or have achieved recognized prominence in a relevant field as, for example, a distinguished faculty member of a highly regarded educational institution or senior governmental official. In addition to these minimum qualifications, the Nominating and Governance Committee evaluates each nominee’s skills to determine if those skills are complementary to the skills demonstrated by current Board members. The Nominating and Governance Committee also evaluates the Board’s needs for operational, technical, management, financial, international or other expertise.
Prior to recommending nominees for election as Directors, the Company’s Nominating and Governance Committee engages in a deliberative, evaluative process to assure each nominee possesses the skills and attributes that individually, and collectively will contribute to an effective Board of Directors. Biographical information for each candidate for election as a Director is evaluated and candidates for election participate in interviews with existing Board members and management, and are subject to thorough background checks. Director nominees must be willing to commit the requisite time for preparation and attendance at regularly scheduled Board and Committee meetings and participation in other matters necessary for good corporate governance.
The Nominating and Governance Committee identifies Director candidates through a variety of sources including personal references and business contacts. On occasion the Nominating and Governance Committee utilizes a search firm to identify and screen Director candidates and pays a fee to that firm for each such candidate elected to the Board of the Company.
Committees of the Board of Directors. The four standing Committees of the Board described below perform essential corporate governance functions. The post of Committee Chair rotates every four years and members of each Committee are rotated periodically to assure that fresh points of view are reflected.
Audit Committee
2005 Audit Committee Members:

Ralph F. Hake, Chair Christina A. Gold John J. Hamre Raymond W. LeBoeuf

Meetings in 2005:	10

Responsibilities:	• Subject to any action that may be taken by the full Board, the Audit Committee has the ultimate authority and responsibility to determine the independent auditors’ qualifications and independence, and to appoint (or nominate for shareholder ratification), evaluate, and where appropriate, consider rotation or replacement of the independent auditors.

• Review and discuss with management and the auditors, and approve the audited financial state-

ments of the Company and make a recommendation regarding inclusion of those financial statements in any public filing including the Company’s Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K), including discussion of the Company’s disclosures under Management’s Discussion and Analysis of Financial Conditions and Results of Operations.

• Review and consider with the independent auditors the matters required to be discussed by PCAOB Standards, Statement of Auditing Standards (“SAS”) No. 61 and all other applicable regulatory agencies.

• Review with management and the independent auditors the effect of regulatory and accounting initiatives on the Company’s financial statements.

• As a whole, or through the Committee chair, review and discuss with the independent auditors the Company’s interim financial results to be included in the Company’s quarterly reports to be filed with the SEC, including discussion of the Company’s disclosures under Management’s Discussion and Analysis of Financial Conditions and Results of Operations prior to release of the Company’s earnings report or the filing of its Form 10-Q with the SEC.

• Review and discuss with management the types of information to be disclosed and the types of presentations to be made with respect to the Company’s earnings, press releases and rating agency presentations.

• Monitor and discuss with management and the independent auditors the quality and adequacy of the Company’s internal controls and their effectiveness, and meet regularly and privately with the Director of Internal Audit.

• Annually request from the independent auditors a formal written statement delineating all relationships between the independent auditor and the Company consistent with Independence Standards

Board Standard No. 1. With respect to such relationships, the Audit Committee shall:

• Discuss with the independent auditors any disclosed relationships and the impact of the relationship on the independent auditors’ independence; and

• Assess and recommend appropriate action in response to the independent auditors’ report to satisfy itself of the auditors’ independence.

• Adopt and monitor implementation and compliance with the Company’s Non-Audit Services Policy which addresses approval requirements and the limited circumstances in which the independent auditors or outsourced internal auditor may be retained for non-audit services.

• Confirm and approve the scope of audits to be performed by the independent and internal auditors, monitor progress and review results. Review fees and expenses charged by the independent auditors and any party retained to provide internal audit services.

• On an annual basis, discuss with the independent auditors their internal quality control procedures, material issues raised in quality control or peer review and any inquiries by governmental or professional authorities regarding the firms’ independent audits of other clients.

• Review significant findings or unsatisfactory internal audit reports or audit problems or difficulties encountered by the independent auditors, and monitor management’s response to such findings.

• Provide oversight review and discuss with management, internal auditors and independent auditors, the adequacy and effectiveness of the Company’s overall risk assessment and risk management process.

• Review its Charter at least annually and make recommendations to the Board of Directors for approval and adoption of the Charter.

• Review pension plan investment performance.

• Review expense accounts of senior executives.

• Update the Board of Directors on a regular basis with respect to matters coming to its attention which may have a significant impact on the Company’s financial condition or affairs and the Company’s compliance with legal or regulatory requirements and the performance and independence of the independent auditors and the internal audit function.

• Review major issues regarding accounting principles and financial statement presentations, significant changes to the Company’s selection or application of accounting principles and major issues relating to the Company’s internal controls including any specifically required steps to correct identified major internal control issues. The Audit Committee also reviews management or independent auditors’ analyses regarding significant financial reporting issues and judgments made in preparing financial statements including analyses of alternative GAAP methods as well as the effect of regulatory and accounting initiatives and off-balance sheet structures on the Company’s financial statements.

• Review all material related party transactions prior to initiation of the transaction and make recommendations to the Board of Directors for approval or disapproval.

• In conjunction with the Board of Directors, evaluate the qualifications of its members and its own performance on an annual basis.

• Meet separately and privately, on a regular basis, with the independent auditors and internal auditors, and with members of management as needed.

• Establish policies regarding the employment and retention of current or former employees of the Company’s independent auditors or outsourced internal auditor.

• With respect to complaints concerning accounting, internal accounting controls or auditing matters:

• Review and approve procedures for receipt, retention and treatment of complaints received by the Company; and

• Establish procedures for the confidential, anonymous submission of complaints to the Audit Committee.

• Establish levels for payment by the Company of fees to the independent auditors and any advisors retained by the Audit Committee.

• Receive regular reports from the chief executive officer, chief financial officer and the Company’s disclosure control committee representative on the status of the Company’s disclosure controls and related certifications, including disclosure of any significant deficiencies in the design or operation of internal controls and any fraud that involves management or other employees with a significant role in internal controls.

• Prepare the Report of the Audit Committee for the Company’s proxy statement.
The Board of Directors has determined that each member of the Audit Committee meets the independence standards set out in the Board’s Corporate Governance Principles and its Audit Committee Charter and the requirements of the New York Stock Exchange currently in effect and Rule 10A-3 of the Exchange Act. The Board of Directors has evaluated the performance of the Audit Committee consistent with the PCAOB requirements.
A copy of the Audit Committee Charter is available on the Company’s website (www.itt.com/profile/govandcharters.asp). The Company will provide, free of charge, a copy of the Audit Committee Charter to any shareholder upon request to the Company Secretary.
Compensation and Personnel Committee
2005 Compensation and Personnel Committee Members:

Markos I. Tambakeras, Chair Curtis J. Crawford Frank T. MacInnis Linda S. Sanford

Meetings in 2005:	6

Responsibilities:	• Approve and oversee administration of the Company’s employee compensation program including incentive plans and equity based compensation plans.

• Evaluate senior management and chief executive officer performance, set annual performance objectives for the chief executive officer and approve individual compensation actions for the chief executive officer and all corporate officers.

• Oversee the establishment and administration of the Company’s benefit programs.

• Select, retain and determine the terms of engagement for independent compensation and benefits consultants and other outside counsel, as needed, to provide independent advice to the Committee with respect to the Company’s current and proposed executive compensation and employee benefit programs. In 2005 and prior years, the Committee obtained such advice.

• Oversee and approve the continuity planning process and review with the full Board of Directors, which provides final approval.

• Regularly report to the Board of Directors on compensation, benefits, continuity and related matters.

• Prepare the Report of the Compensation and Personnel Committee for the Company’s proxy statement.

• Annually review its performance.

• Annually review and make recommendations to the Board of Directors for approval and adoption of the Compensation and Personnel Committee Charter.

The Board of Directors has determined that each member of the Compensation and Personnel Committee meets the independence standards set out in the Board’s Corporate Governance Principles and its Compensation and Personnel Committee Charter and the requirements of the New York Stock Exchange currently in effect.
A copy of the Compensation and Personnel Committee Charter is available on the Company’s website (www.itt.com/profile/govandcharters.asp). The Company will provide, free of charge, a copy of the Compensation and Personnel Committee Charter to any shareholder, upon request to the Company Secretary.
Corporate Responsibility Committee
2005 Corporate Responsibility Committee Members:

Curtis J. Crawford, Chair Christina A. Gold John J. Hamre Markos I. Tambakeras

Meetings in 2005:	3

Responsibilities:	• Review and make recommendations concerning the Company’s roles and responsibilities as a good corporate citizen.

• Review and consider major claims and litigation involving the Company and its subsidiaries.

• Examine the Company’s programs and policies for effecting compliance with laws and regulations, including international and environmental laws and regulations.

• Regularly assess the adequacy and effectiveness of the Company’s Code of Corporate Conduct and review any violations of the Code.

• Annually review its performance.

• Annually review and make recommendations to The Board of Directors for approval and adoption of its Charter.
A copy of the Corporate Responsibility Committee Charter is available on the Company’s website (www.itt.com/profile/govandcharters.asp). The Company will provide, free of charge, a copy of the Corporate Responsibility Committee Charter to any shareholder, upon request to the Company Secretary.

Nominating and Governance Committee
2005 Nominating and Governance Committee Members:

Frank T. MacInnis, Chair Ralph F. Hake Raymond W. LeBoeuf Linda S. Sanford

Meetings in 2005:	4

Responsibilities:	• Develop, annually review, update and recommend to the Board of Directors corporate governance principles for the Company.

• In the event it is necessary to select a new chief executive officer, lead the process for candidate evaluation, consideration and screening. The full Board of Directors has the final responsibility to select the Company’s chief executive officer.

• Evaluate and make recommendations to the Board of Directors concerning the composition, governance and structure of the Board.

• Make recommendations to the Board of Directors concerning the qualifications, compensation and retirement age of Directors.

• Administer the Board of Directors’ annual evaluation process.

• Determine desired Board and Director skills and attributes and conduct searches for prospective board members whose skills and attributes reflect those desired for the Board of Directors.

• Identify, evaluate and propose nominees for election to the Board of Directors.

• Make recommendations to the Board of Directors concerning the appointment of Directors to Board Committees and the selection of Board Committee Chairs.

• Evaluate and make recommendations regarding senior management requests for approval to accept membership on outside boards.

• Annually review its performance.

• Annually review and make recommendations to the Board of Directors for approval and adoption of its Charter.

The Board of Directors has determined that each member of the Nominating and Governance Committee meets the independence standards set out in the Board’s Nominating and Governance Committee Charter and Corporate Governance Principles and the requirements of the New York Stock Exchange currently in effect.
A copy of the Nominating and Governance Committee Charter is available on the Company’s website (www.itt.com/profile/govandcharters.asp). The Company will provide, free of charge, a copy of the Nominating and Governance Committee Charter to any shareholder, upon request to the Company Secretary.
During 2005, there were 6 regularly scheduled Board meetings, 2 special Board meetings and 23 meetings of standing Committees. All Directors attended at least 75% of the aggregate of all meetings of the Board and standing Committees on which they served.
It is Company practice that all Directors attend the Company’s Annual Meeting. Eight Directors attended the Company’s 2005 Annual Meeting. Mr. LeBoeuf was unable to attend due to a previously scheduled commitment. For 2006, the Board has scheduled five regular meetings. In conjunction with the regular meetings, those Directors who are not employees of ITT Industries are scheduled to meet privately (without management) following each Board meeting during the year. The Coordinating Director presides over these private meetings.
Compensation of Non-Employee Directors. Shareholders of the Company adopted the ITT Industries, Inc. 2003 Equity Incentive Plan, the “2003 Plan,” pursuant to which restricted shares and options are granted to Non-Employee Directors. Share number and price information discussed below reflects the Company’s February 21, 2006 2:1 stock split.
Under the Non-Employee Director compensation program adopted in 2003 Non-Employee Directors received: $50,000 as a retainer payable in restricted stock, $25,000 in lieu of meeting fees, payable at the election of each Director, in cash, deferred cash or additional restricted stock and a stock option award valued at $25,000. Directors were able to irrevocably elect, on an annual basis, to defer receipt of the cash portion to a future date. Such cash amounts were treated as though invested in an interest bearing account or in a fund that tracks the performance of ITT Industries’ common stock as selected by the Director.
In 2005, the actual number of stock options awarded was calculated by dividing $25,000 by $11.73, the Black-Scholes value of an ITT Industries’ stock option, consistent with the method used for the employee stock option program, rounded to the nearest 10 shares. That number of options, 2140, was received on March 8, 2005, at an exercise price of $45.47 per share, the closing price of ITT shares on that date. Non-Employee Directors also received 1,092 shares of restricted stock on May 10, 2005 as their annual retainer. In lieu of meeting fees, Drs. Crawford and Hamre, and Mr. Tambakeras elected to receive an additional 546 shares of restricted stock, Ms. Sanford and Mr. Hake elected to receive cash and Mr. LeBoeuf, Mr. MacInnis and Mrs. Gold elected deferred cash.
Effective December 1, 2005, the Board of Directors of ITT Industries, (upon the recommendation of its Nominating and Governance Committee,) approved changes to its Non-Employee Director compensation program. As approved, Non-Employee Directors receive total annual compensation in the amount of $180,000. Such compensation is payable as follows:

•	$50,000, payable at the election of each Non-Employee Director in cash or deferred cash. Directors choosing deferred cash may irrevocably elect to have the deferred cash deposited into an interest-bearing cash account, at an interest rate determined as of the Company’s next annual meeting, or deposited into an account that tracks an index of the Company’s common stock;

•	2/3 of the remainder in restricted shares; and

•	1/3 of the remainder in non-qualified stock options.
Additionally, the Board of Directors of ITT Industries approved (with the Audit Committee Chair abstaining) a supplemental retainer of $10,000 in cash to be paid to the Audit Committee chair, effective as of the Company’s 2006 Annual Meeting.
In order to implement these changes on the December 1, 2005 effective date, the Board of Directors of ITT Industries approved a compensation adjustment for each Non-Employee Director for the 2005-2006 tenure in the amount of $40,000. The compensation adjustment was made in a form consistent with the election previously made for the 2005-2006 tenure by each Non-Employee Director. Drs. Crawford and Hamre, and Mr. Tambakeras each received an additional grant of 874 shares of ITT restricted stock. Mr. Hake and Mrs. Sanford elected to receive payment in cash. Mrs. Gold and Messrs. LeBoeuf and MacInnis elected to receive deferred cash.
On March 6, 2006 each Non-Employee Director was awarded a stock option grant of 3,040 shares at an option exercise price of $52.68 per share, the closing price of shares on that date. In 2006, the actual number of stock options was calculated by dividing $40,000 by $13.18, the binomial lattice valuation model for an ITT Industries’ stock option, consistent with the method used for the employee stock option program, rounded up to the nearest 10 shares.
The number of restricted shares, rounded to the nearest share, granted in May 2005, for all Non-Employee Directors under the Non-Employee Director compensation program adopted in 2003 and for the three Non-Employee Directors receiving restricted shares under the adjustment effective December 1, 2005, was determined by dividing $50,000 and $40,000, for the May 2005 grant and December 2005 grant respectively, by $45.83, the average of the high and low sales prices per share of ITT Industries’ common stock on the date of the annual meeting or as soon thereafter as legally permissible. Directors receive dividends on the restricted shares and may vote the shares during the restriction period. Restricted stock granted under these programs is held in escrow by the Company until the restrictions lapse. Non-Employee Director stock option grants are priced and awarded on the same day that employee stock options are priced and awarded.
The Board of Directors’ share ownership guidelines currently provide for share ownership levels at five times the annual retainer amount. Directors are encouraged to elect restricted stock as a component of the retainer until such time as his or her total share ownership meets or exceeds the ownership guidelines.
Mr. Loranger, as an employee Director, does not receive compensation for his Board service.
Restricted shares awarded under the ITT Industries’ 1996 Restricted Stock Plan for Non-Employee Directors, which preceded the 2003 Plan, provided that each Director’s restricted shares are held in escrow and may not be transferred in any manner until one of the following events occurs:

•	the fifth anniversary of the grant of the shares unless extended as described below;

•	the Director retires at age 72;

•	there is a change of control of the Company;

•	the Director becomes disabled or dies;

•	the Director’s service is terminated in certain specified, limited circumstances; or

•	any other circumstance in which the Compensation and Personnel Committee believes, in its sole discretion, that the purposes for which the grants of restricted stock were made have been fulfilled and, as such, is consistent with the intention of the Plan.
Under the 1996 Restricted Stock Plan for Non-Employee Directors, Non-Employee Directors may choose to extend the restriction period for up to two successive five year periods, or until six months and one day following the Non-Employee Director’s termination from service from the Board under certain permitted circumstances. The ITT Industries’ 1996 Restricted Stock Plan for Non-Employee Directors also provided that if a Director ceased serving on the Board under any other circumstances, shares with respect to which the Plan restrictions have not been lifted would be forfeited. Under the 2003 Plan, the Compensation and Personnel Committee determines transfer restrictions and the period of restriction for restricted stock granted pursuant to that Plan. Directors may choose to extend the restriction period for up to two successive five year periods, or until six months and one day following the

Director’s termination of service from the Board under certain permitted circumstances.
ITT Industries, Inc. reimburses Directors for expenses they incur to travel to and from Board, Committee and shareholder meetings and for other Company-business related expenses (including the travel expenses of spouses if they are specifically invited to attend an event for appropriate business purposes). Such travel may include use of the Company aircraft if available and approved in advance by the Chairman of the Board and Chief Executive Officer. Airfare is reimbursed at no greater than first-class travel rates.
Indemnification and Insurance. As permitted by its By-laws, ITT Industries indemnifies its Directors to the full extent permitted by law and maintains insurance to protect the Directors from liabilities, including certain instances where it could not otherwise indemnify them. All Directors are covered under a non-contributory group accidental death and dismemberment policy that provides each of them with $750,000 of coverage. They may elect to purchase additional coverage under that policy. Non-Employee Directors also may elect to participate in an optional non-contributory group life insurance plan that provides $100,000 of coverage.

Report of the Audit Committee
The following Report of the Audit Committee does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by the Company under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.
• Role of the Audit Committee.
The Audit Committee of the Board of Directors provides oversight on matters relating to the Company’s financial reporting process and assures that the Company develops and maintains adequate financial controls and procedures, and monitors compliance with these processes. This includes responsibility for, among other things:

•	determination of qualifications and independence of the independent auditors;

•	the appointment, compensation and oversight of the independent auditors in preparing or issuing audit reports and related work;

•	review of financial reports and other financial information provided by the Company, its systems of internal accounting and financial controls, and the annual independent audit of the Company’s financial statements;

•	oversight and review of procedures developed for consideration of accounting, internal accounting controls and auditing related complaints;

•	review of risk assessment and risk management processes; and

•	adoption of and monitoring the implementation and compliance with the Company’s non-audit services policy.
The Audit Committee also has oversight responsibility for confirming the scope and monitoring the progress and results of internal audits conducted by the Company’s Internal Auditor. The Audit Committee discussed with the Company’s Internal Auditors and Independent Auditors the plans for their respective audits. The Audit Committee met with the Internal Auditors and Independent Auditors, with and without management present, and discussed results of their examinations, their evaluation of the Company’s internal controls, and the Company’s financial reporting.
The Company’s management has primary responsibility for the financial statements, including the Company’s system of disclosure and internal controls. The Audit Committee may investigate any matter brought to its attention. In that regard, the Audit Committee has full access to all books, records, facilities and personnel of the Company and the Audit Committee may retain outside counsel, auditors or other independent experts to assist the Committee in performing its responsibilities. Any individual may also bring matters to the Audit Committee confidentially or on an anonymous basis, by submitting the matter in a sealed envelope addressed to the “Audit Committee” to the

Corporate Secretary who then forwards the sealed envelope to the Audit Committee.
• Sarbanes-Oxley Act of 2002 (“SOX”) Compliance.
The Audit Committee has responsibility for monitoring all elements of the Company’s compliance with Sections 302 and 404 of SOX relating to internal control over financial reporting.
• Audit Committee Charter.
The Board of Directors has adopted a written charter for the Audit Committee, which the Board and the Audit Committee review, and at least annually update and reaffirm. The Charter sets out the purpose, membership and organization, and key responsibilities of the Audit Committee.
• Composition of the Audit Committee.
The Audit Committee is comprised of four members of the Company’s Board. The Board of Directors has determined that each Audit Committee member meets the independence standards set out in the Audit Committee Charter and Corporate Governance Principles and the requirements of the New York Stock Exchange currently in effect, including the audit committee independence requirements of Rule 10A-3 of the Exchange Act. No member of the Audit Committee has any relationship with the Company that may interfere with the exercise of independence from management and the Company. All members of the Audit Committee, in the business judgment of the full Board of Directors, are financially literate and several have accounting or related financial management expertise. The Board of Directors has identified Ralph F. Hake and Raymond W. LeBoeuf as audit committee financial experts.
• Regular Review of Financial Statements.
During 2005, the Audit Committee reviewed and discussed the Company’s 2005 audited financial statements with management. The Audit Committee, management and the Company’s Independent Auditors reviewed and discussed the Company’s unaudited financial statements before the release of each quarter’s earnings report and filing on Form 10-Q, and the Company’s audited financial statements before the annual earnings release and filing on Form 10-K.
• Communications with Independent Auditors.
The Audit Committee has discussed with Deloitte & Touche LLP, the Independent Auditors, the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees (“SAS 61”), as modified or supplemented by the Auditing Standards Boards of the American Institute of Certified Public Accountants. These discussions included all matters required by SAS 61, including Independent Auditors’ responsibilities under generally accepted auditing standards in the United States, significant accounting policies and management judgments, the quality of the Company’s accounting principles and accounting estimates. The Audit Committee met privately with the Independent Auditors 6 times during 2005.
• Independence of Independent Auditors.
The Company’s Independent Auditors are directly accountable to the Audit Committee and the Board of Directors. The Audit Committee has received from the Independent Auditors required written disclosures, including a formal written statement, setting out all the relationships between the Company and its Independent Auditors, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended by the Independence Standards Board. The Audit Committee has discussed the Independent Auditors’ independence, any disclosed relationships and the impact of those relationships on the Independent Auditors’ independence.
• Recommendation Regarding Annual Report on Form 10-K.
In performing its oversight function during 2005 with regard to financial statements for 2005, the Audit Committee relied on financial statements and information prepared by the Company’s management. It also relied on information provided by the Internal Audit staff as well as the Independent Auditors. The Audit Committee reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2005. Based on these discussions, and the information received and reviewed, the Audit Committee recommended to the Company’s Board of Directors that the financial statements be included in the Annual Report on Form 10-K for that year (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K).
This report is furnished by the members of the 2005 Audit Committee.

2005 Audit Committee: Ralph F. Hake, Chair Christina A. Gold John J. Hamre Raymond W. LeBoeuf

Executive Compensation
Compensation Committee Interlocks and Insider Participation
The Compensation and Personnel Committee (the “Committee”) of the Board of Directors of ITT Industries during the last fiscal year consisted of Mr. Tambakeras, Chair, Dr. Crawford, Mr. MacInnis and Ms. Sanford, none of whom is or formerly was an officer or employee of the Company or any of its subsidiaries.
Report of the Compensation and Personnel Committee
As indicated in the Committee’s Charter, available on the Company’s website at www.itt.com/profile/govandcharter.asp, the purpose of the Compensation and Personnel Committee is to provide oversight and review of compensation and benefits provided to the employees of the Company. The Committee evaluates and makes regular reports to the Board of Directors on matters concerning management performance, employee compensation and human resources policies, programs and plans including management development and continuity plans, and approves employee compensation programs and benefit programs. The Committee may select, retain and determine the terms of engagement for independent compensation and benefits consultants and other outside counsel, as needed, to provide independent advice to the Committee with respect to the Company’s current and proposed executive compensation and employee benefit programs. During 2005, the Committee retained an independent compensation consultant.
This report discusses the application of the Company’s compensation policies to ITT Industries’ executive officers in general, and the rationale for the decisions affecting the compensation as reported for 2005 of Steven R. Loranger, each of the four other named executive officers in the Summary Compensation Table who occupied their position on December 31, 2005, as well as Edward W. Williams and Robert L. Ayers, each of whom left their former positions as Chief Financial Officer, ITT Industries, and President, ITT Fluid Technology, respectively, during the year.
ITT Industries is a global, multi-industry engineering and manufacturing company with leading positions in the markets it serves. ITT Industries has approximately 40,900 employees located in 57 countries with 2005 sales of approximately $7.4 billion and assets of approximately $7.1 billion.
Compensation Philosophy
In establishing compensation policies and programs for 2005, the Committee considered compensation and other benefits provided to executives of corporations similar to ITT Industries. These corporations consisted of leading manufacturing companies in the S&P® Industrials Composite Index. The S&P® Industrials Composite Index is comprised of a larger number of companies than the S&P® Industrials Index, the peer group discussed below, and as such is more representative of the broad labor market in which the Company competes for executives.
ITT Industries’ executive compensation program historically has been designed to attract, reward, and retain capable executives and to provide incentives that vary depending upon the attainment of short-term performance objectives and strategic long-term performance goals. The major objective of the short-term annual incentive program is to link performance to specific performance targets and strategic business goals. The major objective of the long-term incentive program is to provide ITT Industries’ executives with incentives directly linked to the creation of shareholder value. In reviewing ITT Industries’ compensation programs, the Committee has agreed with management’s desire to provide a clear link between compensation and performance. The Company believes that the measures of performance in its compensation programs must be aligned with the measures that are key to the success of its businesses. The strong link between compensation and performance is intended to provide incentives for achieving financial and business objectives and increasing the value of the Company’s stock, thereby increasing value to our shareholders.
The Compensation Program. The executive compensation program of ITT Industries is based on current competitive compensation practices as well as on performance measures and policies that focus on the continued growth of shareholder value. Compensation for ITT Industries’ executives consists of base salary, annual incentives, long-term incentives including stock-based programs, and employee benefits. While the elements of compensation are described separately below, the Committee considers the total compensation package when determining each component of the named executive officer’s compensation. The Company’s philosophy is to target total compensation at the median of its peer group, the companies in the S&P Industrials Index, subject to individual variation based on an executive’s experience and performance, and with the ability to provide for actual compensation to be higher or lower than the target level if performance or contribution to the organization is above or below expectations. The Summary Compensation Table reflects payments and awards made to Steven R. Loranger and each of the four other named executive officers in the Summary Compensation Table who occupied their position on December 31, 2005, as well as Edward W. Williams and Robert L. Ayers, who occupied positions as executive officers during the year.
• Base Salary.
Salaries are set and administered to reflect the value of the job in the marketplace and individual contribution and performance. Based on a recent ITT Industries compensation survey, ITT Industries’ senior executive salaries are at competitive levels. Salaries provide a necessary element of stability in the total pay program. Salary increases are based primarily on merit, and during 2005 the normal interval between salary reviews for all executives was twelve months.

The Committee reviewed the performance of the named executive officers of ITT Industries during 2005. The Committee will continue to review and assess the performance of the Chief Executive Officer and all senior executives and will authorize salary actions it believes are appropriate, commensurate with relevant competitive data and the approved ITT Industries’ salary administration program. As of March 1, 2006, the annual salaries of the officers named in ITT Industries’ Summary Compensation Table were as follows: Mr. Loranger, $1,000,000; Mr. Driesse, $520,000; Mr. Gaffney, $425,000; Mr. Maffeo, $440,000; and Mr. Minnich, $480,000. In connection with setting Mr. Loranger’s base salary, the Committee considered individual and corporate performance as well as external market data. Mr. Williams resigned as Chief Financial Officer on July 1, 2005, and left the Company’s employ at year end. Mr. Ayers resigned as an officer on September 30, 2005 but continues as an active employee through September 30, 2006.
• Annual Incentive Plan.
For 2005, the named executive officers participated in the ITT Industries 1997 Annual Incentive Plan for Executive Officers (the “AIP”) approved by ITT Industries’ shareholders in 1997. Bonus amounts paid under the AIP were based on the financial performance of ITT Industries during 2005 as compared with the annual performance goals established and approved by the Committee at the beginning of the 2005 performance year. The amounts paid with respect to performance year 2005 reflect ITT Industries’ strong overall operational and financial performance during the year. The bonus awards for 2005 shown in the Summary Compensation Table following this report include payments in accordance with the AIP and an additional payment made outside the plan to Mr. Maffeo in the amount of $16,402 to recognize individual performance. For performance year 2005 the approved annual performance goals were based 60% on Return on Invested Capital (“ROIC”), 20% on Revenues and 20% on Quarterly Cash Targets. The Company considers ROIC an easily understood measurement of capital utilization in the Company’s businesses. Additionally, the Committee established individual award targets which varied by position as a percentage of base salary, with the award targets for the Chief Executive Officer and the other named executive officers ranging from 60% to 100% of base salary. Actual payment under the plan is discretionary, may range from zero to a maximum of 200% of target, and may not exceed the approved performance targets established by the Committee.
For performance year 2006, the Committee determined that bonus opportunities under the AIP will be dependent on the same basic corporate performance goals (ROIC, Revenues and Quarterly Cash Targets) with the same weighting as set forth above, except that for the named executive officers in ITT Industries’ commercial businesses (which excludes the defense industry businesses) the first component, ROIC, is set at 40% and the remaining 20% of the first component is dependent on Operating Margin rate, and for the named executive officers in ITT Industries’ Corporate Headquarters, the first component, ROIC, is set at 40% and the remaining 20% of the first component is dependent on Earnings Before Interest and Taxes (“EBIT”) margin rate performance. This formula change for 2006 is based on the Committee’s determination that Operating Margin rate is an appropriate measure for the performance of the Company’s commercial businesses, and EBIT margin rate is an appropriate measure for Corporate Headquarters. Operating Margin rate and EBIT margin rate are not employed in the defense industry businesses, as these businesses contain components where margin rates often are contractually limited.
For 2006, the Committee determined award targets for the Chief Executive Officer and the other named executive officers ranging from a minimum of 65% to a maximum of 110% of the individual’s base salary. In order for payment to be earned under the AIP for 2006 (“Base Bonus”), achievement of 90% or more of the approved targets at Corporate Headquarters, or at the relevant management company must be achieved. Additionally, the AIP includes a 2006 Bonus Multiplier (“Bonus Multiplier”) which becomes effective based on a growth threshold determined by earnings per share from continuing operations for 2006 over 2005. The Bonus Multiplier will be applied to the individual’s calculated Base Bonus amount under the AIP, and is designed to place additional emphasis on achieving premier earnings growth at the overall enterprise level while encouraging focus on management company and value center performance. The factors identified by the Committee in setting the AIP bonus opportunities reflect our commitment to profitable performance, margin rate expansion (as applicable to non-defense businesses), revenue growth, cash generation and ROIC expansion. The Bonus Multiplier provides a performance factor which encourages all of our businesses to contribute toward the Company’s goal to reach premier status. Actual individual payments under the AIP for 2006 are discretionary and may not exceed the approved performance targets established by the Committee. The combination of the Base Bonus and Bonus Multiplier amount may range from zero to a maximum 250% of target. Discretionary factors may be considered by the Committee when determining the amounts, if any, to be paid for performance year 2006. The Committee may make adjustments to awards within the approved performance guidelines based upon significant events or circumstances, including but not limited to acquisitions, divestitures or changes in accounting principles.
• Long-Term Incentive Award Program.
ITT Industries’ Long-Term Incentive Award Program is based on the competitive market and designed to link incentive awards directly to the creation of shareholder value. The target value of each award is determined based on market data, individual contribution and business performance, and is approved each year by the Committee. For 2005, all executives were eligible to participate in the program through non-qualified stock options. For senior executives, the total award value was split equally between non-qualified stock options and target cash awards under the Long-Term Incentive Plan (described on page 40).
For 2006, all executives are eligible to participate in the program through restricted stock. For senior executives and approximately fifty-five additional executives in the next management levels, the 2006 total award value is split as follows: 50% in target cash based on total shareholder return; 25% in non- qualified stock options and 25% in restricted shares. Non-qualified stock options granted in 2006 vest and become exercisable three years from the date of grant for senior executives and vest in one-third annual installments on the first, second and third anniversary of the grant date for remaining executives. The option term is seven years. For 2006, unvested options expire upon termination of employment or resignation.
The components of the Long-Term Incentive Award Program, which are Stock-Based awards and Long-Term Incentive Plan awards, are described in detail below.
      • Stock-Based Awards.
Restricted Stock:
Restricted stock is the incentive component utilized for all executive participants in the Company’s Long-Term Incentive Award Program described above. Restricted stock provides long-term incentives that are directly related to the performance of ITT Industries’ common stock and closely align executives’ interests with those of other shareholders. Approximately 392,854 shares of restricted stock were granted effective March 6, 2006 to 428 executives under the ITT Industries, Inc. 2003 Equity Incentive Plan (the “2003 Plan”). Awards to the named executive officers were as follows: Mr. Loranger, 23,706 shares; Mr. Driesse, 5,689 shares; Mr. Gaffney, 4,267 shares; Mr. Maffeo, 3,793 shares; and Mr. Minnich, 5,215 shares. Restricted stock awards are subject to a three-year period of restriction.
Stock Options:
Approximately 543,015 non-qualified stock options were granted effective March 6, 2006 to approximately 108 executives under the ITT Industries Inc. 2003 Plan. Options awarded under the Plan are granted at the closing price of ITT Industries shares on the New York Stock Exchange on the date of grant. Grants to the named executive officers were as follows: Mr. Loranger, 83,612 shares; Mr. Driesse, 20,067 shares; Mr. Gaffney, 17,071 shares; Mr. Maffeo, 13,378 shares; and Mr. Minnich, 18,395 shares. For Messrs. Loranger, Driesse, Gaffney, Maffeo, and Minnich, such options were granted on March 6, 2006 at an option exercise price of $52.68 per share. The options granted to Messrs. Loranger, Driesse, Maffeo and Minnich will vest and become exercisable three years from the date of grant. The options for Mr. Gaffney vest in one-third cumulative annual installments on the first, second and third anniversary of the grant date. The option term for all options granted is seven years.

Non-qualified stock options issued prior to March 8, 2005 had terms of ten years. Stock options awarded to the named executive officers, except for Mr. Gaffney, on and after March 8, 2005 and prior to March 6, 2006 vest upon a 25% appreciation in ITT Industries’ common stock price for ten (10) consecutive trading days. The options may not be exercised, in any event, earlier than three years from the grant date. If the option threshold is not achieved, the options vest six years from the grant date and may be exercised for the remainder of the option term. The option term is seven years. The vesting conditions for Mr. Gaffney’s 2005 options are the same as for the 2006 award described above. The stock option tables on pages 54 to 55 provide information relating to stock options held by the individuals named in the Summary Compensation Table on page 50. Restricted stock and stock option awards closely align the Company’s performance in creating shareholder value.
      • Long-Term Incentive Plan Awards.
The ITT Industries 1997 Long-Term Incentive Plan (the “LTIP”), approved by shareholders in 1997, authorizes performance awards to be made to key employees of ITT Industries at the discretion of the Committee. In 2006 the Company expanded eligibility for participation in this plan to include senior executives and approximately fifty-five additional executives in the next management levels, revising its prior practice that only the most senior executives participate in this plan. Awards granted under the plan are expressed as target cash awards and comprise 50% of the total long-term incentive value. The balance of the total long-term award value is comprised 25% in non-qualified stock options and 25% in restricted stock as discussed above.
The provisions of the LTIP provide that the Committee shall determine the size and frequency of awards, performance measures, performance goals and performance periods. The size of the awards is determined by the Committee in order to meet competitive practice. Payment, if any, of target cash awards generally will be made at the end of the applicable three-year performance period and will be based on ITT Industries’ performance measured against the total shareholder return (“TSR”) performance of other stocks comprising the S&P Industrials Index, the performance measure approved by the Committee prior to the performance period.
Payment, if any, of awards may be made in whole or in part, at the discretion of the Committee, in the form of cash and/or common stock of ITT Industries. The Committee determined that payment for the awards granted in 2003 be made wholly in cash. It is anticipated that future payments under the LTIP will continue to be made entirely in cash.
The Committee granted 2006 target awards under the LTIP to 108 key employees valued at $14,490,500 and one award made outside the LTIP valued at $500,000. The performance period with respect to the 2006 awards is three years beginning January 1, 2006. The 2006 target awards made to each of the individuals named in the Summary Compensation Table are as follows:

Mr. Loranger, $2,000,000; Mr. Driesse, $600,000; Mr. Gaffney, $450,000; Mr. Maffeo, $400,000, and Mr. Minnich, $550,000. Mr. Loranger also received a 2006 target phantom TSR Award of $500,000 which is subject to the same performance thresholds and conditions as awards under the LTIP. The ultimate value, if any, of each of these awards will be determined in accordance with the established performance measurement formula for the target awards granted in 2006. The Committee designated a minimum 35th percentile performance level at which a 50% payout would be earned and fixed a maximum performance payment of 200% earned for performance at or above the 80th percentile. The payout is zero under 35th percentile performance. The award amounts set forth above would be the amounts earned if the formula results in payment at the 100% level. Payment, if any, with respect to the 2006 target awards will be based on the Company’s total shareholder return performance compared with the performance of other stocks comprising the S&P® Industrials Index.
Messrs. Driesse, Gaffney, Maffeo, Williams, and Ayers received target awards in 2003 under the ITT Industries LTIP. Mr. Loranger received a 2003 target award upon commencement of his employment with the Company. These awards were subject to a three-year performance period ending December 31, 2005 and were subject to achievement of pre-established goals, as approved by the Committee in 2003, measuring ITT Industries’ performance with respect to total shareholder return against the performance of other stocks comprising the S&P® Industrials Index. LTIP payments were made in strict accordance with the plan as measured for the period January 1, 2003 through December 31, 2005 and are shown in the Summary Compensation Table on page 50. Based on the Company’s performance at the 59.53 percent rank of the S&P® Industrials Index, payout was at 131.77% of target, which was in accordance with the approved formula. The Committee determined that payment be made wholly in cash.
Payment or vesting of awards made under the Long-Term Incentive Program would be accelerated upon the occurrence of a change in control of ITT Industries as described on pages 57 to 59.
Mr. Loranger’s Compensation Arrangements.
Mr. Loranger entered into an employment agreement (“The Steven R. Loranger Employment Agreement”) with the Company under which he serves as President and Chief Executive Officer, as well as a member of the Board of Directors. The term of Mr. Loranger’s employment agreement is from June 28, 2004 to June 27, 2007, subject to automatic 12-month extensions unless ITT Industries or Mr. Loranger gives at least 180 days prior written notice of non-extension. Mr. Loranger received a base salary of $900,000 under the agreement, subject to increase by the Board of Directors. He is eligible to receive an annual cash bonus under the AIP based upon the achievement of performance targets established by the Committee, with a target bonus equal to 100% of his base salary and a maximum bonus equal to 200% of his base salary. In March 2006, the Committee set Mr. Loranger’s target AIP bonus at 110% of his base salary for the 2006 performance year, such AIP award, if any to be paid in 2007.
Pursuant to The Steven R. Loranger Employment Agreement, Mr. Loranger received a grant by ITT Industries in the 2005 fiscal year of a long-term incentive award with an aggregate target value of $4,500,000, consisting of (i) a target award in the amount of $1,800,000 granted pursuant to the LTIP for the performance period January 1, 2005 through December 31, 2007 and (ii) a target award in the amount of $450,000 under terms identical to those of the LTIP (but not awarded under the LTIP) (the “Phantom LTIP Award”), to be paid on or before March 30, 2008 in cash, shares or a combination thereof, plus (iii) a non-qualified stock option grant with an aggregate value of $2,250,000 made during the first quarter of 2005 pursuant to the 2003 Plan. Mr. Loranger also participates in the LTIP for the performance periods January 1, 2003 through December 31, 2005 and January 1, 2004 through December 31, 2006, with a target award for each such performance period of $1,800,000. Payment for the 2003 target LTIP awards was made in January 2006 and such amount is included in the Summary Compensation Table on page 50. Mr. Loranger also will be eligible for an additional Phantom LTIP Award in respect of each of the 2003-2005 and 2004-2006 performance periods in the target amounts of $700,000, in accordance with his employment agreement. Mr. Loranger received sign-on awards of 250,000 non-qualified stock options and 250,000 restricted stock units on June 28, 2004, as adjusted to reflect the February 21, 2006 2:1 stock split.
Mr. Loranger is eligible to participate in the Company’s benefit plans on the same basis as other senior executives, may use corporate aircraft for business travel and occasional personal use (when not otherwise scheduled for business use), receives a monthly automobile allowance of $1,300, and may receive reimbursement for the initiation fee and dues for at least one business club.
The agreement provides for a non-qualified pension arrangement if Mr. Loranger’s employment is terminated on or after June 28, 2009. This arrangement provides for an annuity paid monthly over Mr. Loranger’s life, calculated as a percentage of his average annual compensation for the five years in which his compensation was highest, which percentage ranges from 38% if Mr. Loranger is age 57 upon the date of his termination through 50% if Mr. Loranger is at least age 60 on the date of his termination. If Mr. Loranger’s employment is terminated prior to June 28, 2009 by the Company without “cause” or by Mr. Loranger for “good reason” (as each such term is defined in the employment agreement), in either case upon or following a “change of control” (as defined in the employment agreement), Mr. Loranger shall be entitled to receive a lump-sum payment of the actuarial present value of this non-qualified pension. These pension benefits are offset by any benefits to which he is entitled (or which he already has received) under other defined benefit pension arrangements maintained by the Company or any prior employer. Mr. Loranger is entitled to retiree medical coverage as in effect for persons joining the Company on June 28, 2004 (the effective date of Mr. Loranger’s employment), provided that if his employment is terminated by ITT Industries without cause or by him for good reason on or after June 28, 2005, that termination will be considered a “retirement” under the Company’s retiree medical plan and entitle him to receive benefits under that arrangement.
If Mr. Loranger’s employment terminates due to disability, death or retirement, he (or his estate) will be entitled to receive a pro-rata target bonus for the year of termination and the target award for each outstanding LTIP award and Phantom LTIP Award. If Mr. Loranger’s employment is terminated by the Company without cause or by Mr. Loranger for good reason (other than during the two-year period following a change in control), he will be entitled to receive a pro-rata target bonus for the year of termination, plus continued payment of his base salary and target bonus for a period of two years from the date of termination. If within the two-year period following a change in control the Company terminates Mr. Loranger’s employment without cause or Mr. Loranger terminates his employment for good reason, ITT Industries will pay Mr. Loranger a lump sum payment consisting of (i) a pro-rata target bonus for the year of termination and (ii) a severance payment equal to three times the sum of his base salary and the highest bonus paid to him in the three years prior to the change in control. Mr. Loranger also receives continued health and welfare benefits for up to two years following a termination without cause or for good reason (whether before or after a change in control). If Mr. Loranger’s employment is terminated at the end of the initial term or any successive twelve-month renewal period on account of the Company giving a non-extension notice, such termination will be treated as a termination without cause, except that his base salary and target bonus will only be continued for one year. If any payments to Mr. Loranger are determined to be excess parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended, he will receive a gross-up payment in respect of the excise taxes incurred by him.
All severance payments are conditioned upon Mr. Loranger’s execution of a general release. Mr. Loranger is subject to two-year, post-termination non-compete and non-solicitation covenants. There were no changes to Mr. Loranger’s agreement during 2005.
Mr. Minnich’s Compensation Arrangements.
Mr. Minnich accepted an offer of employment with the Company as its Senior Vice President and Chief Financial Officer, (the “Minnich Letter Agreement”) effective July 1, 2005. The Minnich Letter Agreement provides for, among other things, annual base salary, annual incentive and long-term incentive. Under the Minnich Letter Agreement, Mr. Minnich received an annual base salary of $460,000, and an annual incentive payment calculated in accordance with the ITT Industries AIP for Executive Officers. However, the Minnich

Letter Agreement provides that if the bonus calculated under the plan is less than $345,000 or 75% of annual base salary, a separate payment will be made outside the plan such that the total payment will be no less than $345,000 or 75% of annual base salary for the 2005 performance year. In March, 2006, Mr. Minnich received an AIP payment of $475,000 for 2005. Mr. Minnich also received, under the Minnich Letter Agreement, 50,000 non-qualified stock options granted under the 2003 Plan with an exercise price of $49.27, the closing price of ITT Industries common stock on the first day of his employment, as adjusted to reflect the February 21, 2006 2:1 stock split. The stock options are exercisable upon the earlier of (1) a 25% closing share price appreciation for ten consecutive days as reported by the New York Stock Exchange or (2) six years from the date of grant. However, these options may not be exercised earlier than three years from the grant date and have a term of seven years. Mr. Minnich also received the following target awards under the LTIP: a 2004 target award of $250,000 with a measurement period of January 1, 2004 through December 31, 2006 with payment, if any, to be made in January 2007, and a 2005 target award of $500,000 with a measurement period January 1, 2005 through December 31, 2007 with payment, if any, to be made in January 2008. Mr. Minnich additionally received a restricted stock award of 20,000 shares of restricted stock granted under the ITT Industries 2003 Equity Incentive Plan on his first day of employment, (as adjusted to reflect the February 21, 2006 2:1 stock split). The restricted stock vests in installments of 10,000 shares after three years from the date of grant, and 10,000 shares after five years from the date of grant. Upon termination prior to the vesting date, other than for cause, restrictions with respect to restricted shares lapse and Mr. Minnich will receive these shares without restriction, upon satisfactory payment to ITT Industries of any tax obligation.
Mr. Minnich also receives a monthly automobile allowance of $1,300 and received reimbursement of relocation costs in accordance with Company policy, payment of all appropriate closing costs associated with the purchase of a residence in the White Plains, New York area and a one-month salary as a “settling-in” allowance on a tax-protected basis. Mr. Minnich is covered under the ITT Industries Senior Executive Severance Pay Plan, but will receive a severance benefit equal to two years of base salary if terminated other than for cause. If terminated other than for cause during the first three years of employment, an additional lump sum termination payment of $515,000 will be paid. Mr. Minnich is also covered under the ITT Industries, Inc. Special Senior Executive Severance Pay Plan which provides, in part, for severance pay equal to the sum of three times the highest annual base salary rate paid and three times the highest bonus paid in respect of the three years preceding a change of control. For purposes of this plan, if Mr. Minnich is terminated during the first year of employment the base salary rate shall be the current salary and the bonus for the performance year 2005 will be a target of 75% of said base salary. Mr. Minnich is eligible to participate in the Company’s benefit plans on the same basis as other senior executives. There were no changes to Mr. Minnich’s agreement during 2005.
Mr. Ayers’ Compensation Arrangements.
On September 7, 2005, the Company and Robert L. Ayers, formerly President of the Company’s Fluid Technology business segment, entered into a Separation Agreement and General Release (the “Ayers Agreement”) effective as of September 30, 2005. The material terms and conditions of the Ayers Agreement provide for, among other things, a one-year Employment Period through September 30, 2006 and a Transition Period, both terms as defined in the Ayers Agreement, commencing October 1, 2006 and ending on September 30, 2008. During the Employment Period, Mr. Ayers will no longer be an officer of the Company or any of its affiliates or subsidiaries, but shall perform such duties, with respect to the Company’s Fluid Technology business segment, as shall be assigned from time to time by the Chief Executive Officer of the Company. Mr. Ayers will continue to receive a base salary of $460,000 and benefits under the Company’s salaried benefit program through September 30, 2008. In addition, during the Employment Period, Mr. Ayers will be entitled to an automobile allowance of $1,300 per month, financial counseling and tax preparation services as well as an annual physical examination to the same extent such services are provided to other senior executives of the Company, and use of a reserved place at a golf facility. Mr. Ayers also received an incentive bonus for the performance year ending 2005 (calculated at the adjusted performance factor for the Company’s Fluid Technology business segment) and will receive a pro-rata bonus for the performance year ending 2006, each such bonus calculated based on a target of 65% of base salary.
Subject to the achievement of applicable Company performance targets established under the LTIP, Mr. Ayers is eligible to receive payment, if any, under the LTIP determined as if Mr. Ayers’ employment with the Company terminated on December 31, 2005. Payment for Mr. Ayers’ 2003 target award was calculated based on a 100% (36 month) performance period ending on December 31, 2005; he received a payment of $572,014 for his 2003 award. Any payment for his 2004 target award will be calculated based on 91.6% of the performance period ending on December 31, 2006 and any payment for his 2005 target award will be calculated based on 58.3% of the performance period ending on December 31, 2007.
During the Employment Period and Transition Period, Mr. Ayers agreed that the payments and benefits provided by the Company are contingent upon his not becoming an employee of any other entity, and during the Employment Period not engaging in any self-employment for remuneration. During the Transition Period, Mr. Ayers may engage in non-competitive self-employment with respect to any personal or family business in which he has a significant financial interest. Mr. Ayers is also subject to certain non-solicitation restrictions, and agreed to his continued availability to render reasonable assistance to the Company. Effective October 1, 2008, Mr. Ayers will be eligible to receive a standard early retirement and pension benefit under the Company’s tax-qualified and excess defined benefit pension plans, and coverage under the Company’s retiree health and health insurance plans, to the extent such plans are in effect on October 1, 2008. There were no changes to Mr. Ayers employment agreement during 2005.
Mr. Williams’ Compensation Arrangements.
In 2004, the Committee approved the compensation arrangements described below with respect to Mr. Williams’ continued employment through January 1, 2006. Pursuant to those arrangements, Mr. Williams was paid a cash retention bonus of $1 million upon completion of his service.
Long-Term Incentive Awards: Mr. Williams was granted a 2003 target award of $620,200 under the LTIP. Mr. Williams received $817,238 subject to the performance of ITT Industries during the performance period and in accordance with the provisions of the plan. Mr. Williams was also granted a 2004 target award of $566,700. Payment, if any, will be in accordance with the terms of the plan at the end of the performance period. There were no changes to Mr. Williams’ employment agreement during 2005.
• Share Ownership Guidelines.
The Committee maintains share ownership guidelines for corporate officers, which were approved by ITT Industries’ Board of Directors during 2001. These guidelines specify the desired levels of Company stock that each officer should own, and encourage a set of behaviors to enable each officer to reach the guideline levels of ownership.
The approved guidelines require share ownership expressed as a multiple of base salary for all corporate officers. Specifically the guidelines apply as follows: chief executive officer at five times base salary; chief financial officer at three times base salary; senior vice presidents and management company presidents at two times base salary; and all other corporate vice presidents at one times base salary.
In achieving these ownership levels, shares owned outright, Company restricted stock and restricted stock units, shares held in the Company’s dividend reinvestment plan, shares owned in the Company’s investment and savings plan, and “phantom” shares held in the deferred compensation plan are considered. To attain the ownership levels set forth in the guidelines it is expected that any restricted shares that become unrestricted will be held, that all shares earned through any payout of the Company’s LTIP will be held, and that all shares acquired through exercise of stock options will be held, except in all cases to the extent necessary to meet tax obligations. The Committee monitors compliance with the guidelines periodically, and as of February 28, 2006, the share ownership levels have been substantially met.

• Employee Benefits.
Executives also participate in ITT Industries’ broad-based employee benefits program that includes a pension program, an investment and savings plan, group medical and dental coverage, group life insurance, and other benefit plans. The named executive officers also participate in certain other benefit programs that are described on pages 56 through 62. Under the deferred compensation plan, executives with an annual base salary of $200,000 or more may elect to defer receipt of all or a portion of their AIP earned payment. The amount of deferred compensation ultimately received is based on the performance of benchmark investment funds made available under the deferred compensation plan as selected by the executive. Participants in the deferred compensation plan may elect a fund that tracks the performance of ITT Industries common stock.
Although the Committee believes that ITT Industries should strive to structure its compensation program for senior executives in a manner that would permit deductibility under the Internal Revenue Code, it realizes that the evaluation of the overall performance of the senior executives cannot be reduced in all cases to a fixed formula. There may be situations in which the prudent use of discretion in determining pay levels is in the best interest of ITT Industries and its shareholders. Under some circumstances the use of discretion in determining appropriate amounts of compensation may be desirable. In those situations where discretion is used, compensation may not be fully deductible on ITT Industries’ tax return. However, the Committee does not believe that such loss of deductibility would have any material impact on the financial condition of ITT Industries.
This report is furnished by the members of the 2005 Compensation and Personnel Committee.

2005 Compensation and Personnel Committee: Markos I. Tambakeras, Chair Curtis J. Crawford Frank T. MacInnis Linda S. Sanford

Performance Graph

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

ITT Industries, Inc.	$100.00	$132.06	$160.18	$197.96	$227.24	$278.72
S&P® 500 Stock Index	$100.00	$88.11	$68.64	$88.33	$97.94	$102.75
S&P® 500 Industrials Index	$100.00	$94.26	$69.43	$91.78	$108.33	$110.85

Equity Compensation Plan Information
The following sets forth information concerning the shares of common stock that may be issued under equity compensation plans as of December 31, 2005 adjusted to reflect the Company’s February 21, 2006 2:1 stock split.

(c)
Number of Securities
Remaining Available
	(a)		for Future Issuance
	Number of Securities		Under Equity
	to be Issued upon	(b)	Compensation Plans
	Exercise of	Weighted-Average	(Excluding Securities
	Outstanding Options,	Exercise Price of	Reflected in
	Warrants and Rights	Outstanding Options,	Column (a))
Plan Category	(Thousands)	Warrants and Rights	(Thousands)

Equity Compensation Plans Approved by Security Holders(1)(2)(3)	13,143	$32.88	4,316
Equity Compensation Plans Not Approved by Security Holders	None	None	None
Total	13,143	$32.88	4,316

(1)	Number of securities and Weighted-Average Exercise Price reflects the Company’s 2:1 stock split, effective as of February 21, 2006.

(2)	Equity compensation plans approved by shareholders include the 1994 ITT Industries Incentive Stock Plan, the ITT Industries 1996 Restricted Stock Plan for Non-Employee Directors, the 2002 ITT Industries Stock Option Plan for Non-Employee Directors and the ITT Industries, Inc. 2003 Equity Incentive Plan.

(3)	Since the approval of the ITT Industries, Inc. 2003 Equity Incentive Plan, no additional awards, including awards of restricted stock, will be granted under the other plans referred to in footnote (2) above. Under the 2003 Plan, restricted stock and restricted stock units may be awarded up to a maximum aggregate grant of 300,000 shares or units in any one plan year to any one participant.

Compensation of Executive Officers
The following table shows the annual and long-term compensation paid or awarded during the three-year period ended December 31, 2005 to Mr. Loranger, Mr. Williams, Mr. Ayers and the four other most highly paid executive officers of ITT Industries for 2005. Share numbers are adjusted to reflect the Company’s February 21, 2006 2:1 stock split.

Summary Compensation Table

					Long-Term Compensation

		Annual Compensation			Awards		Payouts

						Securities
				Other	Restricted	Underlying
				Annual	Stock	Options/	LTIP	All Other
		Salary	Bonus	Compensation	Award(s)	SARs	Payouts	Compensation
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)(3)	(#)(4)	($)(5)	($)(6)

Steven R. Loranger	2005	900,000	1,363,500	154,133	—	199,120	3,294,250	31,325
Chairman, President and	2004	467,308	1,000,000	117,654	10,378,750	250,000	—	10,731
Chief Executive	2003	—	—	—	—	—	—	—
Officer — ITT Industries
Henry J. Driesse	2005	437,442	700,000	12,485	1,149,200	47,560	544,737	15,135
Senior Vice President —	2004	395,000	500,000	10,040	—	46,000	706,000	13,825
ITT Industries and	2003	355,192	432,000	8,392	—	40,000	606,000	12,432
President — Fluid Technology
Steven F. Gaffney,	2005	339,636	492,000	238,629	689,520	33,000	299,645	11,712
Vice President —	2004	309,757	237,500	41,510	—	23,000	296,600	9,726
ITT Industries and	2003	275,769	230,000	67,232	—	22,000	169,600	5,273
President-ITT Defense
Vincent A. Maffeo	2005	419,635	400,000	22,704	—	33,180	544,737	14,512
Senior Vice President	2004	420,346	300,000	16,623	—	32,000	706,000	14,712
and General Counsel —	2003	392,519	392,571	10,250	—	40,000	581,800	13,738
ITT Industries
George E. Minnich	2005	231,769	475,000	73,876	985,400	50,000	—	4,920
Chief Financial —	2004	—	—	—	—	—	—	—
Officer-ITT Industries	2003	—	—	—	—	—	—	—
Edward W. Williams	2005	477,792	545,400	83,036	—	50,000	817,238	1,092,286
Retired January 1, 2006 as	2004	480,846	360,000	14,768	—	56,000	508,400	16,829
Senior Vice President	2003	380,577	540,000	14,919	—	60,000	412,000	13,320
— ITT Industries(7)
Robert L. Ayers	2005	460,000	435,344	21,568	—	33,840	572,014	19,603
Resigned September 30, 2005	2004	474,904	270,000	12,360	—	40,000	706,000	16,622
as Senior Vice President —	2003	443,385	235,414	13,543	—	42,000	606,000	15,518
ITT Industries and
President — Fluid
Technology(7)

(1)	The amounts shown in this column represent salary payments made in 2005, for the period from January 3, 2005 through December 30, 2005.

(2)	The table on the next page sets forth additional detail regarding amounts shown under Other Annual Compensation.

Other Annual Compensation

					Business	Total
		Aircraft	Tax	Car	Club	Other Annual
		Usage	Reimbursements	Allowances	Dues	Compensation
Name	Year	($)(8)	($)(9)	($)	($)	($)

Steven R. Loranger	2005	96,626	32,707	15,600	9,200	154,133
	2004	50,664	58,890	8,100	—	117,654
	2003	—	—	—	—	—
Henry J. Driesse	2005	3,745	831	7,909	—	12,485
	2004	1,570	32	8,438	—	10,040
	2003	—	1,257	7,135	—	8,392
Steven F. Gaffney	2005	1,231	233,729	3,669	—	238,629
	2004	—	25,250	16,260	—	41,510
	2003	—	64,000	3,232	—	67,232
Vincent A. Maffeo	2005	—	7,033	15,671	—	22,704
	2004	—	6,373	10,250	—	16,623
	2003	—	—	10,250	—	10,250
George E. Minnich	2005	—	66,076	7,800	—	73,876
	2004	—	—	—	—	—
	2003	—	—	—	—	—
Edward W. Williams	2005	—	70,436	12,600	—	83,036
	2004	—	1,210	13,558	—	14,768
	2003	—	1,169	13,750	—	14,919
Robert L. Ayers	2005	—	6,832	14,736	—	21,568
	2004	5,423	3,177	3,760	—	12,360
	2003	—	8,708	4,835	—	13,543

(3)	The amount for Mr. Driesse represents the value on October 3, 2005 of 20,000 shares of restricted stock, awarded on that date in connection with his transfer to Fluid Technology, as adjusted to reflect the February 21, 2006 2:1 stock split. The amount for Mr. Gaffney represents the value on October 3, 2005 of 12,000 shares of restricted stock, as adjusted to reflect the February 21, 2006 2:1 stock split, in connection with his promotion as President of ITT Defense. The amount for Mr. Minnich represents the value on July 1, 2005 of 20,000 shares of restricted stock, as adjusted to reflect the February 21, 2006 2:1 stock split, in connection with his offer of employment. For Mr. Driesse, the restricted stock vests one-half after three years from date of grant and one-half after four years from date of grant. For Messrs. Gaffney and Minnich, the restricted stock vests one-half after three years from date of grant and one-half after five years from date of grant. The value of such restricted stock at December 30, 2005 for Mr. Driesse was $1,028,200, for Mr. Gaffney was $616,920, and for Mr. Minnich was $1,028,200.

(4)	The number and grant price of stock options have been adjusted to reflect the February 21, 2006 2:1 stock split. Messrs. Loranger, Driesse, Maffeo and Ayers each received a stock option grant on March 8, 2005 at a $45.47 option exercise price. Mr. Gaffney received 23,000 options at a $45.47 option exercise price on March 8, 2005 and 10,000 options at a $57.45 option exercise price on October 3, 2005. Mr. Williams received a stock option grant on March 29, 2005 at a $44.27 option exercise price. The named executive officers do not hold stock appreciation rights in connection with the options shown.

(5)	Amounts shown in this column for 2005 represent the aggregate payout value of the 2003 target award subject to a 3-year performance period ended December 31, 2005. Payments were made entirely in cash. Amounts shown in this column for 2004 represent the aggregate payout value of the 2002 target award subject to a 3-year performance period ended December 31, 2004. Payments were made entirely in cash. Amounts shown in this column for 2003 represent the aggregate payout value of the 2001 target award subject to a 3-year performance period ending December 31, 2003. Payments were made entirely in cash.

(6)	The amounts show in this column for all named executive officers are Company contributions under the ITT Industries Investment and Savings Plan for Salaried Employees and the ITT Industries Excess Savings Plan, which are defined contribution plans. ITT Industries makes a matching contribution in an amount equal to 50% of an employee’s contribution, such matching contribution not to exceed three percent of such employee’s salary. Under these plans, ITT Industries also makes a non-matching contribution equal to one-half of one percent of an employee’s salary. The amounts applicable to the Investment and Savings Plan for 2005 were as follows: $7,175 each for Messrs. Loranger, Driesse, Gaffney Williams, Ayers and Maffeo, and $4,920 for Mr. Minnich. The amounts applicable to the Excess Savings Plan for 2005 were as follows: Mr. Loranger, $24,150; Mr. Driesse, $7,960; Mr. Gaffney, $4,537; Mr. Maffeo, $7,337; Mr. Williams, $9,373 and Mr. Ayers, $8,750. Mr. Minnich did not participate in the Excess Savings Plan since he had less than one year in the plan and did not reach the earnings limit. The amount shown includes a cash retention payment of $1 million paid to Mr. Williams, as discussed on page 46, and costs associated with a Company provided apartment pursuant to his compensation arrangement and $3,678 for Mr. Ayers for costs in connection with his compensation arrangement.

(7)	Mr. Williams resigned as Chief Financial Officer on July 1, 2005. Mr. Ayers resigned as an officer effective September 30, 2005. See “Mr. Ayers’ Compensation Arrangements” on pages 45 to 46 for discussion of his status under a Separation Agreement and General Release effective that date.

(8)	This column represents the actual incremental cost to the Company associated with the non-business use of the Company provided aircraft. Non-variable costs which would have been incurred regardless of whether the aircraft was used for personal flights are not included. Income related to personal use of the corporate aircraft is imputed to the named executive officers as required for federal income tax purposes. None of the named executive officers used the corporate aircraft for personal use in 2003.

(9)	Tax reimbursement allowances are intended to offset the inclusion in taxable income of certain benefits with respect to items such as relocation, financial counseling and tax preparation services. For Mr. Loranger, tax reimbursement includes allowances of $29,151 with respect to relocation during 2005. For Mr. Williams the amount includes allowances of $61,718 for his apartment and garage and $7,343 for financial counseling services. For Mr. Gaffney, the amount includes allowances of $233,729 with respect to relocation during 2005. For Mr. Minnich, the amount includes allowances of $44,335 with respect to relocation during 2005, and allowances of $21,740 for financial counseling services.

Option Grants During 2005
The following table provides information about options granted on March 8, 2005 to Messrs. Loranger, Driesse, Gaffney, Maffeo and Ayers, on October 3, 2005 to Mr. Gaffney, on July 1, 2005 to Mr. Minnich and on March 29, 2005 to Mr. Williams. The options awarded to all named executive officers in the table below, except for those awarded to Mr. Gaffney, will vest and become fully exercisable on the earlier of:

•	a 25% increase in the closing price on the New York Stock Exchange above the option exercise price for a period of ten consecutive trading days; however, notwithstanding when that threshold is achieved, no option will be exercisable before three years from date of grant, or

•	the sixth anniversary of the date the options were granted.
The options awarded to Mr. Gaffney will vest and become exercisable as to one third of the option shares on each of the first, second, and third anniversaries of the respective grant dates.
Options granted during 2005 have a seven year term.
Share number and price per share are adjusted to reflect the Company’s February 21, 2006 2:1 stock split.

Option/SAR Grants in Last Fiscal Year

	Individual Grants
					Potential Realizable
	Number of	% of Total			Value at Assumed Annual
	Securities	Options/			Rates of Stock Price
	Underlying	SARs	Exercise		Appreciation for
	Options/	Granted to	or Base		Option Term(2)
	SARs	Employees in	Price $/	Expiration
Name	Granted (#)(1)	2005	Share	Date	5%	10%

Steven R. Loranger	199,120	5.3	45.47	3-8-2012	$3,685,711	$8,590,037
Henry J. Driesse	47,560	1.3	45.47	3-8-2012	880,336	2,051,738
Steven F. Gaffney	23,000	.6	45.47	3-8-2012	425,730	992,220
	10,000	.3	57.45	10-3-2012	234,000	545,100
Vincent A. Maffeo	33,180	.9	45.47	3-8-2012	614,162	1,431,385
George E. Minnich	50,000	1.3	49.27	7-1-2012	1,002,500	2,337,500
Edward W. Williams	50,000	1.3	44.27	3-29-2012	900,500	2,100,000
Robert L. Ayers	33,840	.9	45.47	3-8-2012	626,378	1,459,858

(1)	ITT Industries did not grant SARs during 2005. For discussion of the material terms of the 2005 option grants, see “Report of the Compensation and Personnel Committee” on page 40.

(2)	At the end of the term for the options granted on March 8, 2005, to Messrs. Loranger, Driesse, Gaffney, Maffeo and Ayers, the projected price of a share of ITT Industries’ common stock would be $63.98 and $88.61 at assumed annual appreciation rates of 5% and 10%. At the end of the term for the option granted on October 3, 2005 to Mr. Gaffney, the projected prices would be $80.85 and $111.96 at assumed annual appreciation rates of 5% and 10%. For Mr. Minnich the projected prices for options granted on July 1, 2005 would be $69.32 and $96.02 at assumed annual appreciation rates of 5% and 10%. For Mr. Williams the projected prices for options granted on March 29, 2005 would be $62.28 and $86.27 at assumed annual appreciation rates of 5% and 10%.
Aggregated Option/SAR Exercises During Last Fiscal Year and FY-End Option/SAR Values
The table below provides information about:

•	options exercised during 2005 by the named executive officers; and

•	the value of each of their unexercised options at December 31, 2005, calculated using the $51.41 closing price of the ITT Industries’ common stock on December 30, 2005.

Share numbers and price per share are adjusted to reflect the Company’s February 21, 2006 2:1 stock split.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options/SARs at		Options/SARs Held at
	Shares		FY-End(#)(1)		FY-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Steven R. Loranger	—	—	—	449,120	—	3,655,273
Henry J. Driesse	84,000	3,277,310	210,000	47,560	5,248,700	282,506
Steven F. Gaffney	47,800	1,008,116	—	33,000	—	76,220
Vincent A. Maffeo(2)	48,000	1,883,280	170,000	33,180	4,153,460	197,089
George E. Minnich	—	—	—	50,000	—	107,000
Edward W. Williams	44,000	1,444,640	276,000	50,000	7,093,480	357,000
Robert L. Ayers	100,000	3,422,885	107,000	33,840	2,071,250	201,010

(1)	There are no SARs outstanding.

(2)	In February 2006, Mr. Maffeo exercised 124,800 stock options and in March 2006, Mr. Maffeo exercised 45,200 stock options.
Long-Term Incentive Plan — 2005 Awards
The following table provides information about target awards made to each of the named executive officers during 2005 under the LTIP. The final payment value, if any, of the target awards will be determined based on ITT Industries’ total shareholder return performance measured against the TSR performance of the other stocks comprising the S&P® Industrials Index. Payment, if any, would be made following the completion of the three-year performance period.
Long-Term Incentive Plans — Awards in Last Fiscal Year

			Estimated Future Payouts
			Under Non-Stock
	Number of	Performance or	Price-Based Plans
	Shares, Units	Other Period Until
	or Other Rights	Maturation or	Threshold	Target		Maximum
Name	(#)	Payout	($)	($)		($)

Steven R. Loranger	—	1/1/05-12/31/2007	900,000	1,800,000		3,600,000
		1/1/05-12/31/2007	225,000	450,000	*	900,000
Henry J. Driesse	—	1/1/05-12/31/2007	268,700	537,400		1,074,800
Steven F. Gaffney		1/1/05-12/31/2007	193,650	387,300		774,600
Vincent A. Maffeo	—	1/1/05-12/31/2007	187,450	374,900		749,800
George E. Minnich**		1/1/05-12/31/2007	250,000	500,000		1,000,000
Robert L. Ayers	—	1/1/05-12/31/2007	191,200	382,400		764,800
Mr. Williams did not receive an award in 2005.

*	Represents Mr. Loranger’s target “Phantom LTIP” award for 2005 of $450,000, outside the LTIP. The terms and conditions of the “Phantom LTIP” award mirror the terms and conditions of awards granted under the LTIP.

**	Mr. Minnich also received a 2004 LTIP target award of $250,000 for the 3-year performance period ending December 31, 2006.

Senior Executive Severance Pay Arrangements
Senior executives other than Mr. Loranger, who are U.S. citizens or who are employed in the United States are covered by the ITT Industries, Inc. Senior Executive Severance Pay Plan. If a covered executive is terminated by ITT Industries, that executive would be eligible to receive severance pay unless the executive is terminated for cause, terminated after the executive’s normal retirement date, or in certain divestiture instances where the executive accepts employment or refuses comparable employment. There is no severance in cases where the executive voluntarily leaves the Company. The amount of severance pay depends upon the executive’s base pay and years of service. The amount will not exceed 24 months of base pay, or be greater than two times the executive’s total annual compensation during the year immediately preceding termination. ITT Industries’ obligation to continue severance payments stops if the executive does not comply with non-competition provisions of the plan or with ITT Industries’ Code of Corporate Conduct.
If a covered executive receives or is entitled to receive other compensation from ITT Industries, the amount of that compensation could be used to offset amounts otherwise payable under the plan. During the period in which the executive continues to receive severance payments, the executive will have a limited right to continue to be eligible for participation in certain benefit plans.
Messrs. Driesse, Minnich and Maffeo participate in the plan. Mr. Loranger’s entitlement to severance pay and benefits upon termination from ITT Industries is set forth in his employment agreement described on pages 41 to 43. Mr. Minnich participates in the Senior Executive Severance Pay Plan but will receive entitlement to severance pay and benefits upon termination as set forth in his employment agreement described on pages 43 to 45.
Special Senior Executive Severance Pay Plan
The ITT Industries, Inc. Special Senior Executive Severance Pay Plan provides severance benefits for covered executives whose employment is terminated by the Company other than for cause, or where the covered executive terminates his or her employment for good reason within two years after the occurrence of an acceleration event as defined in the Change of Control Arrangements described below (including a termination due to death or disability during the two-year period if the covered executive had grounds to resign with good reason) and for covered executives who are terminated in contemplation of an acceleration event that ultimately occurs. The plan provides two levels of benefits for covered executives, based on their position within the Company. If an executive was terminated within two years of an acceleration event or in contemplation of an acceleration event that ultimately occurs or the covered executive terminates his or her employment for good reason within two years of an acceleration event, he or she would be entitled to:

•	any accrued but unpaid base salary, bonus, unreimbursed expenses and employee benefits, including vacation;

•	two or three times the highest annual base salary rate during the three years immediately preceding termination and two or three times the highest annual bonus paid or awarded in the three years preceding an acceleration event or termination;

•	continuation of health and life insurance benefits and certain perquisites at the same levels for two or three years;

•	a lump sum payment equal to the difference between the total lump sum value of his or her pension benefit under the Company’s pension plans, or any successor pension plans (provided such plans are no less favorable to the executive than the Company pension plans), and the total lump sum value of his or her pension benefit under the pension plans after crediting an additional two or three years of age and eligibility and benefit service using the highest annual base salary rate and bonus for purposes of determining final average compensation under the pension plans;

•	credit for an additional two or three years of age and two or three years of eligibility service under the retiree health and retiree life insurance benefits;

•	a lump sum payment equal to two or three times the highest annual base salary rate during the three years preceding termination or an acceleration event times the highest percentage rate of the Company’s contributions to the ITT Industries Investment and Savings Plan for Salaried Employees and the Excess Savings Plan not to exceed 35%; and

•	tax gross-up for excise taxes imposed on the covered employee.
Messrs. Driesse and Maffeo are covered at the highest level of benefits. Mr. Gaffney participates at the next level. Mr. Loranger does not participate in this plan. Mr. Loranger’s entitlement to severance pay and benefits upon a termination from ITT Industries during the two-year period following a change in control is set forth in his employment agreement described on pages 41 to 43. Mr. Minnich is covered under the highest level of benefits but for purposes of this plan certain severance pay and benefits are as set forth in his employment agreement described on pages 43 to 45.
Change of Control Arrangements
The payment or vesting of awards or benefits under the plans listed below would be accelerated upon the occurrence of a change of control of ITT

Industries. There would be a change of control if one of the following acceleration events occurred:

1.	A report on Schedule 13D would be filed with the SEC disclosing that any person, other than ITT Industries or one of its subsidiaries or any employee benefit plan that is sponsored by ITT Industries or a subsidiary, had become the beneficial owner of 20% or more of ITT Industries’ outstanding stock;

2.	A person other than ITT Industries or one of its subsidiaries or any employee benefit plan that is sponsored by ITT Industries or a subsidiary would purchase ITT Industries’ shares in connection with a tender or exchange offer, if after consummation of the offer the person purchasing the shares is the beneficial owner of 20% or more of ITT Industries’ outstanding stock;

3.	The shareholders would approve

(a) any consolidation, business combination or merger of ITT Industries other than a consolidation, business combination or merger in which the shareholders of ITT Industries immediately prior to the merger would hold 50% or more of the combined voting power of ITT Industries or the surviving corporation of the merger and would have the same proportionate ownership of common stock of the surviving corporation that they held in ITT Industries immediately prior to the merger; or

(b) any sale, lease, exchange or other transfer of all or substantially all of the assets of ITT Industries;

4.	A majority of the members of the Board of Directors would change within a 12-month period, unless the election or nomination for election of each of the new Directors by ITT Industries’ stockholders had been approved by two-thirds of the Directors still in office who had been Directors at the beginning of the 12-month period or whose nomination for election or election was recommended or approved by a majority of Directors who were Directors at the beginning of the 12-month period; or

5.	Any person other than ITT Industries or one of its subsidiaries or any employee benefit plan sponsored by ITT Industries or a subsidiary became the beneficial owner of 20% or more of ITT Industries’ outstanding stock.
The following ITT Industries plans have change of control provisions:

•	the 2003 Equity Incentive Plan;

•	the 1994 Incentive Stock Plan;

•	the 1996 Restricted Stock Plan for Non-Employee Directors;

•	the 1997 Annual Incentive Plan for Executive Officers;

•	the 1997 Annual Incentive Plan;

•	the 1997 Long-Term Incentive Plan;

•	the Special Senior Executive Severance Pay Plan;

•	the Enhanced Severance Pay Plan;

•	the Deferred Compensation Plan;

•	the Excess Saving Plan;

•	the Excess Pension Plans;

•	the Salaried Retirement Plan;

•	the Steven R. Loranger Employment Agreement; and

•	the Minnich Letter Agreement.
Salaried Retirement Plan
Most of ITT Industries’ salaried employees who work in the United States participate in the Salaried Retirement Plan. Under the plan, participants have the option, on an annual basis, to elect to be covered under either the Traditional Pension Plan (“TPP”) or a Pension Equity Plan (“PEP”) formula for future pension accruals. While the TPP formula pays benefits on a monthly basis after retirement, the PEP formula enables participants to elect to have benefits paid as a single sum payment upon employment termination, regardless of the participant’s age. The TPP benefit payable to an employee depends upon the date an employee first became a participant of the Plan.
Under the TPP, a participant first employed prior to January 1, 2000, would receive an annual pension that would be the total of:

•	2% of his or her average final compensation (as defined below) for each of the first 25 years of benefit service, plus

•	1 1/2% of his or her average final compensation for each of the next 15 years of benefit service, reduced by

•	1 1/4 % of his or her primary Social Security benefit for each year of benefit service up to a maximum of 40 years, except that no more than one-half of the primary Social Security benefit would be taken into account to calculate the reduction.
In addition, under the TPP, a participant first employed on or after January 1, 2000, would receive an annual pension that would equal:

•	1.5% of his or her average final compensation (as defined below) for each year of benefit service up to 40 years, reduced by

•	1 1/4 % of his or her primary Social Security benefit for each year of benefit service up to a maximum of 40 years, except that no more than one-half of the primary Social Security benefit would be taken into account to calculate the reduction.

For a participant first employed prior to January 1, 2005, average final compensation (including salary plus approved bonus payments) is the total of:

•	the participant’s average annual base salary for the five calendar years of the last 120 consecutive calendar months of eligibility service that would result in the highest average annual base salary amount, plus

•	the participant’s average annual pension eligible compensation, not including base salary, for the five calendar years of the participant’s last 120 consecutive calendar months of eligibility service that would result in the highest average annual compensation amount.
For a participant first employed on or after January 1, 2005, average final compensation is the average of the participant’s total pension eligible compensation over the five consecutive calendar years of the participant’s final 120 months of employment which would result in the highest average annual compensation amount.
The following table illustrates estimated annual benefits (not including Social Security reductions) that would be payable under the TPP formula to a participant who joined the Company prior to January 1, 2000 and retired at age 65:
Pension Plan Table — Pre-2000 Plan

	Years of Service
Average Final
Compensation	10	15	20	25	30

400,000	80,000	120,000	160,000	200,000	230,000
600,000	120,000	180,000	240,000	300,000	345,000
800,000	160,000	240,000	320,000	400,000	460,000
1,000,000	200,000	300,000	400,000	500,000	575,000
1,200,000	240,000	360,000	480,000	600,000	690,000
1,400,000	280,000	420,000	560,000	700,000	805,000
1,600,000	320,000	480,000	640,000	800,000	920,000
1,800,000	360,000	540,000	720,000	900,000	1,035,000
2,000,000	400,000	600,000	800,000	1,000,000	1,150,000
2,500,000	500,000	750,000	1,000,000	1,250,000	1,437,500
3,000,000	600,000	900,000	1,200,000	1,500,000	1,725,000
3,500,000	700,000	1,050,000	1,400,000	1,750,000	2,012,500

(1)	Amounts shown under Salary and Bonus opposite the names of the executive officers shown on the Summary Compensation Table comprise their compensation for purposes of determining average final compensation.

(2)	The years of benefit service through December 31, 2005 are: Mr. Driesse, 24.95 years; Mr. Maffeo, 28.49 years, Mr. Gaffney, 7.54 years, and Mr. Ayers, 7.25 years.

The following table illustrates estimated annual benefits (not including Social Security reductions) that would be payable under the TPP formula to a participant who first joined the Company on or after January 1, 2000 and who retired at age 65:
Pension Plan Table — Post-2000 Plan

	Years of Service
Average Final
Compensation	10	15	20	25	30

400,000	60,000	90,000	120,000	150,000	180,000
600,000	90,000	135,000	180,000	225,000	270,000
800,000	120,000	180,000	240,000	300,000	360,000
1,000,000	150,000	225,000	300,000	375,000	450,000
1,200,000	180,000	270,000	360,000	450,000	540,000
1,400,000	210,000	315,000	420,000	525,000	630,000
1,600,000	240,000	360,000	480,000	600,000	720,000
1,800,000	270,000	405,000	540,000	675,000	810,000
2,000,000	300,000	450,000	600,000	750,000	900,000
2,500,000	375,000	562,500	750,000	937,500	1,125,000
3,000,000	450,000	675,000	900,000	1,125,000	1,350,000
3,500,000	525,000	787,500	1,050,000	1,312,500	1,575,000

(1)	Amounts shown under Salary and Bonus opposite the names of the executive officers shown on the Summary Compensation Table comprise their compensation for purposes of determining average final compensation.

(2)	The years of benefit service through December 31, 2005 are: Mr. Loranger, 1.51 years and Mr. Minnich 0.50 years.
Participants who were first employed prior to January 1, 2000, retire at or after attainment of age 60 and have completed at least 15 years of eligibility service would receive undiscounted early retirement pensions.
Participants first employed on or after January 1, 2000 but prior to January 1, 2005, who retire on or after attainment of age 62 and who have completed 15 years of eligibility service would receive undiscounted early retirement pensions.
At the present time none of the individuals named in the Summary Compensation Table have elected to accrue benefits under the PEP formula.
Participants become vested in their accrued pension benefits after they complete five years of eligibility service.
Federal law limits the amount of benefits that could be paid and the amount of compensation that could be recognized under tax-qualified retirement plans. As a consequence, ITT Industries has established and maintains non-qualified, unfunded Excess Pension Plans to pay retirement benefits that could not be paid from the Salaried Retirement Plan. Benefits under the Excess Pension Plans are generally paid directly by ITT Industries. There also is an excess plan trust under which excess benefits accrued by certain of the officers are funded. Generally, participating officers may elect, upon retirement, to receive their excess benefit in a single discounted lump sum payment. In the event of a change of control, any excess benefit would be immediately payable and would be paid in a single discounted lump sum.
Mr. Loranger’s employment agreement, described on pages 41 to 43, provides for a non-qualified pension arrangement if his employment terminates on or after June 28, 2009 or under certain circumstances prior to that date.
Mr. Williams retired effective January 1, 2006. In connection with his retirement, he was entitled to a total retirement benefit under the terms of the Salaried Pension Program (including the Salaried Retirement Plan and the Excess Pension Plan) of $250,097 per year. Of this amount, based upon his election under the Excess Pension Plan for an immediate lump sum payment in accordance with the terms of the Plan, he was entitled to receive $2,453,775 as a lump sum following his retirement in lieu of that portion ($181,851) of his annual retirement benefit payable under the excess pension plan. A portion of this amount was paid in January, 2006 with the balance payable in July, 2006. The remainder of Mr. Williams’ total retirement benefit under the Salaried Pension Program, after reduction to reflect a survivorship option for his spouse, will be paid in monthly installments.
In addition to the benefit under the Salaried Pension Program, Mr. Williams is entitled a special pension award pursuant to the agreement entered into on February 5, 2004 between the Company and Mr. Williams. The agreement provided for a special pension award based on his bonus for 2005 performance which was not considered in the determination of his benefit under the Company plans. Under this arrangement, Mr. Williams will be entitled to an annual benefit of $26,719, payable in monthly installments after reduction for a survivorship option in favor of his spouse.

Annex A
ARTICLES OF RESTATEMENT
       ITT Industries, Inc., a corporation organized and existing under the laws of the State of Indiana (the “Corporation”), hereby certifies as follows:
ITT Industries, Inc. was originally incorporated under the name ITT Indiana, Inc. pursuant to its original Articles of Incorporation filed with the Secretary of State for the State of Indiana on September 5, 1995. Effective December 20, 1995, ITT Corporation, a Delaware corporation, was merged with and into the Corporation, and the name of the Corporation was changed to ITT Industries, Inc. The Restated Articles of Incorporation set forth below only restate and integrate the provisions of the Corporation’s Articles of Incorporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of these Restated Articles of Incorporation. The text of the Restated Articles of Incorporation as amended or supplemented heretofore is hereby restated to read as herein set forth in full:
RESTATED ARTICLES OF INCORPORATION
of
ITT CORPORATION
(AS PROPOSED TO BE AMENDED)
ARTICLE FIRST
       The name of the corporation is ITT Corporation, (the “Corporation”).
ARTICLE SECOND
       The address of the registered office of the Corporation in the State of Indiana is One North Capitol Avenue, Suite 1180, Indianapolis, Indiana 46204. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.
ARTICLE THIRD
       The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Indiana Business Corporation Law.
ARTICLE FOURTH
       (a) The aggregate number of shares of stock that the Corporation shall have authority to issue is 300,000,000 shares, consisting of 250,000,000 shares designated “Common Stock” and 50,000,000 shares designated “Preferred Stock”. The shares of Common Stock shall have a par value of $1 per share, and the shares of Preferred Stock shall not have any par or stated value, except that, solely for the purpose of any statute or regulation imposing any fee or tax based upon the capitalization of the Corporation, the shares of Preferred Stock shall be deemed to have a par value of $.01 per share.
       (b) The Board of Directors of the Corporation shall have the full authority permitted by law, at any time and from time to time, to divide the authorized and unissued shares of Preferred Stock into classes or series, or both, and to determine the following provisions, designations, powers, preferences and relative, participating, optional and other special rights and the qualifications, limitations or restrictions thereof for shares of any such class or series of Preferred Stock:

(1) the designation of such class or series, the number of shares to constitute such class or series and the stated or liquidation value thereof;

(2) whether the shares of such class or series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

(3) the dividends, if any, payable on such class or series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of the same class;

(4) whether the shares of such class or series shall be subject to redemption at the election of the Corporation and/or the holders of such class or series and, if so, the times, price and other conditions of such redemption, including securities or other property payable upon any such redemption, if any;

(5) the amount or amounts, if any, payable upon shares of such class or series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or any distribution of the assets, of the Corporation; provided that in no event shall the amount or amounts, if any, exceed $100 per share plus accrued dividends in the case of involuntary liquidation, dissolution or winding up;

(6) whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(7) whether the shares of such class or series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of the same class or any securities, whether or not issued by the Corporation, and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(8) the limitations and restrictions, if any, to be effective while any shares of such class or series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of the same class;

(9) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issuance of any additional shares of stock, including additional shares of such class or series or of any other series of the same class or of any other class;

(10) the ranking (be it pari passu, junior or senior) of each class or series vis-a-vis any other class or series of any class of Preferred Stock as to the payment of dividends, the distribution of assets and all other matters; and

(11) any other powers, preferences and relative, participating, optional and other special rights and any qualifications, limitations or restrictions thereof, insofar as they are not inconsistent with the provisions of these Articles of Incorporation, to the full extent permitted in accordance with the laws of the State of Indiana.

       (c) Such divisions and determinations may be accomplished by an amendment to this ARTICLE FOURTH, which amendment may be made solely by action of the Board of Directors, which shall have the full authority permitted by law to make such divisions and determinations.
       (d) The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding; provided that each series of a class is given a distinguishing designation and that all shares of a series have powers, preferences and relative, participating, optional and other special rights and the qualifications, limitations or restrictions thereof identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those other series of the same class.
       (e) Holders of shares of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment thereof, dividends at the rates fixed by the Board of Directors for the respective series before any dividends shall be declared and paid, or set aside for payment, on shares of Common Stock with respect to the same dividend period. Nothing in this ARTICLE FOURTH shall limit the power of the Board of Directors to create a series of Preferred Stock with dividends the rate of which is calculated by reference to, and the payment of which is concurrent with, dividends on shares of Common Stock.

       (f) In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of shares of each series of Preferred Stock will be entitled to receive the amount fixed for such series upon any such event (not in excess of $100 per share in the case of involuntary liquidation, dissolution or winding up) plus, in the case of any series on which dividends will have been determined by the Board of Directors to be cumulative, an amount equal to all dividends accumulated and unpaid thereon to the date of final distribution whether or not earned or declared before any distribution shall be paid, or set aside for payment, to holders of Common Stock. If the assets of the Corporation are not sufficient to pay such amounts in full, holders of all shares of Preferred Stock will participate in the distribution of assets ratably in proportion to the full amounts to which they are entitled or in such order or priority, if any, as will have been fixed in the resolution or resolutions providing for the issue of the series of Preferred Stock. Neither the merger nor consolidation of the Corporation into or with any other corporation, nor a sale, transfer or lease of all or part of its assets, will be deemed a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph except to the extent specifically provided for herein. Nothing in this ARTICLE FOURTH shall limit the power of the Board of Directors to create a series of Preferred Stock for which the amount to be distributed upon any liquidation, dissolution or winding up of the Corporation is calculated by reference to, and the payment of which is concurrent with, the amount to be distributed to the holders of shares of Common Stock.
       (g) The Corporation, at the option of the Board of Directors, may redeem all or part of the shares of any series of Preferred Stock on the terms and conditions fixed for such series.
       (h) Except as otherwise required by law, as otherwise provided herein or as otherwise determined by the Board of Directors as to the shares of any series of Preferred Stock prior to the issuance of any such shares, the holders of Preferred Stock shall have no voting rights and shall not be entitled to any notice of meetings of shareholders.
       (i) Each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters on which the holders of shares of Common Stock are entitled to vote. Subject to the provisions of applicable law and any certificate of designation providing for the issuance of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have and possess the exclusive right to notice of shareholders’ meetings and the exclusive power to vote. No shareholder will be permitted to cumulate votes at any election of directors.
       (j) Subject to all the rights of the Preferred Stock, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment thereof, dividends payable in cash, stock or otherwise. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock of each series shall have been paid in full in cash the amounts to which they respectively shall be entitled or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests, to the exclusion of the holders of the Preferred Stock.
SERIES A PARTICIPATING CUMULATIVE PREFERRED STOCK
       A description of such Series A Participating Cumulative Preferred Stock with the designations, voting powers, preferences and relative, participating, optional and other special rights and qualifications, limitations or restrictions relating thereto is as follows:

SECTION 1. Designation and Number of Shares. The shares of such series shall be designated as “Series A Participating Cumulative Preferred Stock” (the “Series A Preferred Stock”), without par value. The number of shares initially constituting the Series A Preferred Stock shall be 300,000; provided, however, that, if more than a total of 300,000 shares of Series A Preferred Stock shall be issuable upon the exercise of Rights (the “Rights”) issued pursuant to that Rights Agreement between the Corporation and The Bank of New York, a New York banking corporation, as Rights Agent (the “Rights Agreement”), the Board of Directors of the Corporation, pursuant to Section 23-1-25-2(d) of the Business Corporation Law of the State of Indiana, shall direct by resolution or resolutions that articles of amendment be properly executed and delivered to the Secretary of State for the State of Indiana for filing in accordance with the provisions of Section 23-1-18-1 and Section 23-1-38-6 thereof, providing for the total number of shares of Series A Preferred Stock authorized to be issued to be increased (to the extent that the Articles of Incorporation then permit) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of such Rights.

SECTION 2. Dividends or Distributions. (a) Subject to the prior and superior rights of the holders of shares of any other series of Preferred Stock or other class of capital stock of the Corporation ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, (1) quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or such other dates as the Board of Directors of the Corporation shall approve (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment

Date after the first issuance of a share or a fraction of a share of Series A Preferred Stock, in the amount of $.01 per whole share (rounded to the nearest cent) less the amount of all cash dividends declared on the Series A Preferred Stock pursuant to the following clause (2) since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock (the total of which shall not, in any event, be less than zero) and (2) dividends payable in cash on the payment date for each cash dividend declared on the Common Stock in an amount per whole share (rounded to the nearest cent) equal to the Formula Number (as hereinafter defined) then in effect times the cash dividends then to be paid on each share of Common Stock. In addition, if the Corporation shall pay any dividend or make any distribution on the Common Stock payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in shares of Common Stock), then, in each such case, the Corporation shall simultaneously pay or make on each outstanding whole share of Series A Preferred Stock a dividend or distribution in like kind equal to the Formula Number then in effect times such dividend or distribution on each share of the Common Stock. As used herein, the “Formula Number” shall be 1,000; provided, however, that, if at any time after the Distribution Record Date (as defined in that Notice of Special Meeting and Proxy Statement, dated August 30, 1995, filed with the Securities and Exchange Commission by ITT Corporation), the Corporation shall (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock or make any distribution on the Common Stock in shares of Common Stock, (ii) subdivide (by a stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock or (iii) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such event the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further, that, if at any time after the Distribution Record Date, the Corporation shall issue any shares of its capital stock in a merger, reclassification, or change of the outstanding shares of Common Stock, then in each such event the Formula Number shall be appropriately adjusted to reflect such merger, reclassification or change so that each share of Preferred Stock continues to be the economic equivalent of a Formula Number of shares of Common Stock prior to such merger, reclassification or change.

(b) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in Section 2(a) immediately prior to or at the same time it declares a dividend or distribution on the Common Stock (other than a dividend or distribution solely in shares of Common Stock); provided, however, that, in the event no dividend or distribution (other than a dividend or distribution in shares of Common Stock) shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $.01 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a dividend or distribution declared thereon, which record date shall be the same as the record date for any corresponding dividend or distribution on the Common Stock.

(c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from and after the Quarterly Dividend Payment Date next preceding the date of original issue of such shares of Series A Preferred Stock; provided, however, that dividends on such shares which are originally issued after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and on or prior to the next succeeding Quarterly Dividend Payment Date shall begin to accrue and be cumulative from and after such Quarterly Dividend Payment Date. Notwithstanding the foregoing, dividends on shares of Series A Preferred Stock which are originally issued prior to the record date for the determination of holders of shares or Series A Preferred Stock entitled to receive a quarterly dividend on the first Quarterly Dividend Payment Date shall be calculated as if cumulative from and after the last day of the fiscal quarter next preceding the date of original issuance of such shares. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

(d) So long as any shares of the Series A Preferred Stock are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Stock unless, in each case, the dividend required by this Section 2 to be declared on the Series A Preferred Stock shall have been declared.

(e) The holders of the shares of Series A Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided herein.

SECTION 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(a) Each holder of Series A Preferred Stock shall be entitled to a number of votes equal to the Formula Number then in effect, for each share of Series A Preferred Stock held of record on each matter on which holders of the Common Stock or shareholders generally are entitled to vote, multiplied by the maximum number of votes per share which any holder of the Common Stock or shareholders generally then have with respect to such matter (assuming any holding period or other requirement to vote a greater number of shares is satisfied).

(b) Except as otherwise provided herein or by applicable law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class for the election of directors of the Corporation and on all other matters submitted to a vote of shareholders of the Corporation.

(c) If, at the time of any annual meeting of shareholders for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable on any share or shares of Series A Preferred Stock are in default, the number of directors constituting the Board of Directors of the Corporation shall be increased by two. In addition to voting together with the holders of Common Stock for the election of other directors of the Corporation, the holders of record of the Series A Preferred Stock, voting separately as a class to the exclusion of the holders of Common Stock, shall be entitled at said meeting of shareholders (and at each subsequent annual meeting of shareholders), unless all dividends in arrears have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the Corporation, the holders of any Series A Preferred Stock being entitled to cast a number of votes per share of Series A Preferred Stock equal to the Formula Number. Until the default in payments of all dividends which permitted the election of said directors shall cease to exist, any director who shall have been so elected pursuant to the next preceding sentence may be removed at any time, either with or without cause, only by the affirmative vote of the holders of the shares of Series A Preferred Stock at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If and when such default shall cease to exist, the holders of the Series A Preferred Stock shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of dividends. Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected directors pursuant to said special voting rights shall forthwith terminate, and the number of directors constituting the Board of Directors shall be reduced by two. The voting rights granted by this Section 3(c) shall be in addition to any other voting rights granted to the holders of the Series A Preferred Stock in this Section 3.

(d) Except as provided herein, in Section 11 or by applicable law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for authorizing or taking any corporate action.

SECTION 4. Certain Restrictions. (a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock; provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock; or

(iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

SECTION 5. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount, equal to the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (x) $.01 per whole share or (y) an aggregate amount per share equal to the Formula Number then in effect times the aggregate amount to be distributed per share to holders of Common Stock or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up; provided that in no event shall the amount or amounts, if any, exceed $100 per share plus accrued dividends in the case of involuntary liquidation, dissolution or winding up of the Corporation.

SECTION 6. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the then outstanding shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to the Formula Number then in effect times the aggregate amount of stock, securities, cash or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed. In the event both this Section 6 and Section 2 appear to apply to a transaction, this Section 6 will control.

SECTION 7. No Redemption; No Sinking Fund. (a) The shares of Series A Preferred Stock shall not be subject to redemption by the Corporation or at the option of any holder of Series A Preferred Stock; provided, however, that the Corporation may purchase or otherwise acquire outstanding shares of Series A Preferred Stock in the open market or by offer to any holder or holders of shares of Series A Preferred Stock.

(b) The shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

SECTION 8. Ranking. The Series A Preferred Stock shall rank junior to all other series of Preferred Stock of the Corporation, unless the Board of Directors shall specifically determine otherwise in fixing the powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations or restrictions thereof.

SECTION 9. Fractional Shares. The Series A Preferred Stock shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fraction of a share that is one one-thousandths (1/1,000ths) of a share or any integral multiple of such fraction which shall entitle the holder, in proportion to such holder’s fractional shares, to receive dividends, exercise voting rights, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock. In lieu of fractional shares, the Corporation, prior to the first issuance of a share or a fraction of a share of Series A Preferred Stock, may elect (1) to make a cash payment as provided in the Rights Agreement for fractions of a share other than one one-thousandths (1/1,000ths) of a share or any integral multiple thereof or (2) to issue depository receipts evidencing such authorized fraction of a share of Series A Preferred Stock pursuant to an appropriate agreement between the Corporation and a depository selected by the Corporation; provided that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series A Preferred Stock.

SECTION 10. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancelation become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors pursuant to the provisions of ARTICLE FOURTH of the Articles of Incorporation.

SECTION 11. Amendment. None of the powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock as provided herein or in the Articles of Incorporation shall be amended in any manner which would alter or change the powers, preferences, rights or privileges of the holders of Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock, voting as a separate class, provided, however, that no such amendment approved by the holders of at least 66 2/3 % of the outstanding shares of Series A Preferred Stock shall be deemed to apply to the powers, preferences, rights or privileges of any holder of shares of Series A Preferred Stock originally issued upon exercise of a Right after the time of such approval without the approval of such holder.
ARTICLE FIFTH
       (a) Special meetings of shareholders of the Corporation may be called only by the Chairman of the Board of Directors or by a majority vote of the entire Board of Directors.
       (b) Shareholders of the Corporation shall not have any preemptive rights to subscribe for additional issues of stock of the Corporation except as may be agreed from time to time by the Corporation and any such shareholder.
       (c) Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation, if any, shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, an election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the applicable resolution or resolutions of the Board of Directors adopted pursuant to ARTICLE FOURTH of these Articles of Incorporation.
ARTICLE SIXTH
       To the fullest extent permitted by applicable law as then in effect, no director or officer shall be personally liable to the Corporation or any of its shareholders for damages for breach of fiduciary duty as a director or officer, except for liability (a) for breach of duty if such breach constitutes wilful misconduct or recklessness or (b) for the payment of distributions to shareholders in violation of Section 23-1-28-3 of the Indiana Business Corporation Law. Any repeal or modification of this ARTICLE SIXTH by the shareholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE SEVENTH
       The holders of the capital stock of the Corporation shall not be personally liable for the payment of the Corporation’s debts and the private property of the holders of the capital stock of the Corporation shall not be subject to the payment of debts of the Corporation to any extent whatsoever.
ARTICLE EIGHTH
       Subject to any express provision of the laws of the State of Indiana, these Articles of Incorporation or the By-laws of the Corporation, the By-laws of the Corporation may from time to time be supplemented, amended or repealed, or new By-laws may be adopted, by the Board of Directors at any regular or special meeting of the Board of Directors, if such supplement, amendment, repeal or adoption is approved by a majority of the entire Board of Directors. Subject to any express provision of the laws of the State of Indiana, these Articles of Incorporation or the By-laws of the Corporation, the By-laws of the Corporation may from time to time be supplemented, amended or repealed, or new By-laws may be adopted, by the shareholders at any regular or special meeting of the shareholders at which a quorum is present, if such supplement, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of stock of the Corporation entitled to vote generally in an election of directors.
ARTICLE NINTH
       The Corporation reserves the right to supplement, amend or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Indiana, and all rights conferred on shareholders herein are granted subject to this reservation.
ARTICLE TENTH
       The name and address of the incorporator signing these Articles of Restatement of Articles of Incorporation is:

Name	Address
George W. Bilicic, Jr.	825 Eighth Avenue New York, New York 10019
       These Articles of Restatement of Articles of Incorporation were duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 23-1-38-7 of the Indiana Business Corporation Law.

       IN WITNESS WHEREOF, I have executed these Articles of Restatement of the Restated Articles of Incorporation this          day of                         , 200 .

/s/
Name:
Title:
ATTEST:
/s/

Name:
Title:

Appendix I
ITT Industries, Inc.
Corporate Governance Principles

I.	Role of the Board of Directors
The Board of Directors of ITT Industries, Inc., an Indiana corporation, is elected by the Company’s shareholders to oversee the actions and results of management. In discharging its responsibilities, the Board of Directors will act in the best interests of the Company and its shareholders. Indiana law also provides that the Board of Directors may consider, among other pertinent factors, the effect of its actions on the Company’s employees, customers, suppliers and communities in which the Company operates.
The Board of Directors sets policy for the Company and advises and counsels the Chief Executive Officer and senior executives who manage the Company’s business and affairs.
The Board of Directors is responsible for reviewing and approving the Company’s long term strategies, significant investments in new businesses, joint ventures and partnerships and significant business acquisitions including assessment of balance sheet impacts and other financial matters. The Board of Directors also reviews the Company’s operating plans and capital, research and development and engineering budgets.
The Board of Directors is responsible for assuring that:

•	There is continuity of leadership;

•	Management develops sound business strategies;

•	Adequate capital and managerial resources are available to implement the business strategies adopted;

•	The Company’s systems of financial and internal controls are adequate;

•	The Company’s businesses are conducted in conformity with applicable laws and regulations; and

•	The assets of the Company and its subsidiaries are utilized most effectively and capital expenditures and appropriations are reviewed.

II.	Board of Directors Selection and Composition
Directors of the Company shall be persons of integrity, with significant accomplishments and recognized business stature, who will bring a diversity of perspectives to the Board of Directors. The Board has responsibility for reviewing its membership on a regular basis to assure that it possesses appropriate skills and characteristics. The Board of Directors shall consider all relevant facts and circumstances in evaluating the independence of its members from management. Immaterial business transactions conducted in the ordinary course of business shall not be determinative of the issue of independence.

1.	Membership Criteria
Board members should possess such attributes and experience as are necessary to provide a broad range of personal characteristics including diversity, management skills, and technological, business and international experience.

2.	Election of Directors
In an uncontested election any Director nominee who receives less than 50% of the votes cast shall promptly provide a written resignation to the Chair of the Nominating and Governance Committee.

•	The Nominating and Governance Committee shall consider the resignation and recommend to the independent directors of the Board whether to accept, reject (applicable only in clearly compelling situations) or provide an opportunity for cure with respect to the director nominee receiving less than 50% of the votes cast.

•	The independent directors of the Board will act on the Nominating and Governance Committee’s recommendation at its next regularly scheduled Board Meeting or within 90 days after certification of the shareholder vote, whichever is earlier.

•	The Board will promptly publicly disclose its decision and the reasons for its decision.

•	Any Director who tenders a resignation shall not participate in the Nominating and Governance Committee recommendation or Board action regarding whether to accept the resignation offer.

•	If each member of the Nominating and Governance Committee receives less than 50% of the votes cast at the same election, then the independent Directors who receive more than 50% of the votes cast shall appoint a committee among themselves to consider the resignation offers and recommend to the Board whether to accept the offers. However, if the only Directors who receive 50% or more of the votes cast in the same election constitute three or fewer Directors then all Directors may participate in the action regarding whether to accept the resignation offers. If all Directors receive less than 50% of the votes cast at the same election, the election shall be treated as a contested election and the majority vote policy shall be inapplicable.

3.	Service on Other Boards
Directors must be able to devote the requisite time for preparation and attendance at regularly scheduled Board and Board Committee meetings, as well as be able to participate in other matters necessary for good corporate governance. Directors who are chief executive officers of publicly-traded companies shall not serve on more than two public company boards in addition to service on their own board. Other Directors shall not serve on more than four boards of publicly-traded companies.

4.	Inside and Outside Directors
A majority of the Board of Directors shall be composed of independent directors. An explanation of the independence standard used by the Company is included as part of these Governance Principles.

a.	Independence
All members of the Audit, Compensation and Personnel, and Nominating and Governance Committees shall be independent from management.

b.	Former Chief Executive and Other Senior Officers
If the Chief Executive Officer or other senior officer retires, resigns or tenders a resignation to the Company, he or she shall resign as a Director effective as of the same date he or she resigns, retires from, or otherwise ceases to be an employee, of the Company.

c.	Change of Outside Director’s Current Position
Outside Directors should submit a resignation to the Chairman of the Company if there is a material change in their principal occupation or affiliation, including retirement. There should be an opportunity for review of the continued appropriateness of membership on the Board of Directors in this situation, and a determination should be made as to whether or not to accept the resignation.

d.	Employee Directors
In normal circumstances, only the Chief Executive Officer of the Company shall be a member of the Board of Directors. The Board of Directors may choose to elect another senior officer(s) to the Board in appropriate situations.

III.	Board Operation and Structure

1.	Private Sessions of Outside Directors
Outside Directors (those not employed by the Company) shall meet privately on a regular basis during the year. The outside Directors will then brief the Chief Executive Officer regarding the private session discussions.

2.	Board of Directors Performance Assessment
The Board of Directors will maintain formal mechanisms to annually assess its contribution in governing the Company in order to enhance its performance. The Board members will use surveys to query individual directors about their observations and recommendations as part of regular board and committee assessments. Results of the assessment will also be used in evaluating skills and attributes desired in potential director candidates.

3.	Term Limits; Retirement Age
The Board of Directors has not established term limits. The Board of Directors believes long-term, experienced Directors provide continuity of leadership, perspective and understanding of the complex businesses of the Company. However, no Director shall stand for reelection after he or she has reached the age of seventy-two.

4.	Board Compensation Review
Senior management will periodically review the level of Company’s Director compensation in relation to director compensation of companies of comparable size, industry and complexity. Changes to compensation will be proposed to the full Board of Directors for consideration. Board compensation shall be structured to align Directors’ interests with those of the Company’s shareholders, shall be composed in part of equity compensation, and shall be at a level commensurate to compensation paid to directors of companies of comparable size, industry and complexity.
5.      Board Interaction with Institutional Investors, the Press or Other Third Parties
Interactions with institutional investors, the press or other third parties are best handled by designated management representatives and the Chairman and Chief Executive Officer. Directors should refer inquiries to one of the designated individuals.

6.	Director Share Ownership
The Board of Directors has established Director share ownership guidelines for outside Directors. The guidelines provide for desired ownership levels at four times the annual retainer amount, which level may be attained over a five-year period. The Chairman and Chief Executive Officer’s share ownership is subject to the share ownership guidelines for corporate officers.

7.	Coordinating Director
A coordinating Director shall be selected, from each of the Committee chairs on a rotating basis, to preside over meetings of the Board of Directors when the Chairman is not present. Interested parties may contact the coordinating Director, outside Directors as a group or an individual Director directly by submitting a letter in a sealed envelope labeled “Coordinating Director” or “Outside Directors” or with the name of a specific Director. This letter should be placed in a larger envelope and mailed to the Corporate Secretary, ITT Industries, Inc. 4 West Red Oak Lane, White Plains, NY 10604 USA. The Corporate Secretary will forward the sealed envelope to the designated recipient.

8.	Director Orientation and Continuing Education
The Board of Directors has established several channels for providing Directors with information about the Company and their responsibilities as Directors. New Board members participate in a director orientation program when they join the Company’s Board. Board members are also provided opportunities for continuing education. Directors regularly receive corporate governance periodicals and are encouraged to attend continuing education courses of the Directors choosing. The Company pays for all expenses incurred by the Director with respect to such continuing education.
9.      Board Authority to Hire Advisors, Counsel or Experts; Consultation with Management
The Board of Directors is expressly authorized to retain outside counsel, independent advisors or other experts and, as necessary, consult with any members of management to assist the Board of Directors in fulfilling its responsibilities.

IV.	Meeting Procedure

1.	Selection of Items for Board Agenda
The Chairman of the Board establishes the Board agenda for Board meetings. Agenda items include those items required for necessary corporate governance and operational oversight such as strategic plans and budgets. All Directors are encouraged to suggest topics for the agenda.

2.	Board Material Distributed in Advance
Information and materials that are important to the Board’s understanding of the agenda items and business related topics will be distributed sufficiently in advance of the meeting to permit prior review. Management should structure material provided to the Board of Directors to assure it is concise and to the point. Highly confidential or sensitive maters may be presented and discussed without prior distribution of background material. It is desired that material be distributed one calendar week prior to the Board meeting.

3.	Board Meeting Frequency and Schedule
Board of Director meetings shall be held approximately every other month. Scheduled meetings shall be determined sufficiently in advance to accommodate Directors’ calendars. Telephonic and special meetings shall be held as necessary.

4.	Annual Corporate Strategy Meeting
The Company’s strategic plan, operating budget and research and development plans shall be discussed with the Board of Directors at least once each year.

5.	Board Presentations and Management Attendees
Management presentations and participation are encouraged to allow Directors to gain additional understanding and insight into the Company’s businesses and related issues, and to obtain exposure to high potential senior managers. In addition, selected management representatives will function as liaisons for each of the Board committees for which they have subject matter expertise.

V.	Board Leadership and Relationship to Senior Management

1.	Selection of Chairman and Chief Executive Officer
The Board of Directors is responsible for selecting the Chairman of the Company and the Chief Executive Officer. The Board of Directors will make this selection in the manner and utilizing the criteria it feels best serves the Company. The Chief Executive Officer is accountable to the Board of Directors for the overall performance of the Company.
2.      Board Involvement with Regard to Compensation Matters for the Chief Executive Officer and Other Senior Management
The Board will be provided with a thorough annual review with respect to compensation matters for the Chief Executive Officer; Chief Operating Officer (if applicable); Chief Financial Officer; General Counsel; Senior Human Resources Officer; Treasurer; Corporate Relations Director and Management Company Presidents. The Board of Directors will be apprised with respect to compensation actions for the remaining corporate officers.

3.	Formal Evaluation of Chief Executive Officer
Outside Directors, as part of the Compensation and Personnel Committee responsibilities, will perform an annual evaluation and set objectives for the Chief Executive Officer’s performance. The evaluation will include objective criteria including business performance, accomplishment of long-term goals and development of management succession plans and such other matters deemed pertinent to performance. The Chief Executive Officer will be provided with specific goals for the ensuing year. The full Board of Directors shall be apprised annually of such matters. (One Director shall be selected by the Board of Directors to meet with the Chief Executive Officer to review the evaluative process.) Results of the annual evaluation will affect the Chief Executive’s annual compensation.

4.	Succession Planning
The Chief Executive Officer, working with the Board of Directors, is responsible for developing and maintaining a process for succession planning with respect to the position of Chief Executive Officer and other key corporate officers and advising the Board. The Chief Executive Officer will report annually to the Board of Directors on succession planning for the Chief Executive Officer and senior management positions, including a discussion of assessments, leadership development plans and other relevant factors.

5.	Management Development
Management development programs for senior level positions should be discussed regularly with the Board of Directors by the Chief Executive Officer or his designee.

VI.	Board Committees

1.	Number, Structure and Jurisdiction of Standing Committees
There are currently four standing committees: Compensation and Personnel, Audit, Corporate Responsibility, and Nominating and Governance. Other committees may be established from time to time by a resolution passed by the majority of the Board of Directors. Jurisdiction for each standing Committee is described in the respective Committee charter.

2.	Independence of Committee Members
Members of the Audit, Compensation and Personnel, and Nominating and Governance Committees shall be independent Directors.

3.	Committee Agendas
The Chair of each Committee, in consultation with the Chief Executive Officer, Corporate Secretary and management liaison establishes the Committee Agenda.

4.	Assignment and Rotation of Committee Members
Committee chairs and membership should be rotated periodically to provide fresh points of view. Committee Chairs and members will be reviewed and approved by the full Board of Directors.

5.	Frequency and Length of Committee Meetings
The Committee Chair, in consultation with Committee members, the Chief Executive Officer and the management liaison, will set the frequency and length of Committee meetings.
VII.      Director Independence
An independent Director is one who is free of any relationship that would interfere with the exercise of independent judgment and, within the last 5 years:

1.	Has not been employed by the Company in an executive capacity.

2.	Has not been an advisor or consultant to the Company and has not been affiliated with a company or firm that is an advisor or consultant to the Company.

3.	Has not been affiliated with a significant customer or supplier of the Company.

4.	Has not had a personal services contract with the Company.

5.	Has not been affiliated with a tax-exempt entity that receives significant contributions from the Company.

6.	Has not been a familial relative of any person described above.

7.	Has not been part of an interlocking directorate in which an executive officer of the Company on whose board the Director serves is a member of the compensation committee of the company that employs the Director.

Directions to Tappan Hill
From Connecticut: Merritt Parkway or Interstate 95 South to Westchester (287 West). At Exit 1, bear right onto Route 119 West. Just before second light, bear right onto Benedict Avenue. At fourth light, turn right onto Highland Avenue. (Street runs as Highland to the right, Prospect to the left). At first stop sign you will see Tappan Hill entrance on the left.
From New York City, West Side: West Side Highway becomes Henry Hudson Parkway, which becomes Saw Mill River Parkway. Continue north on Saw Mill to Exit 21W (119 West — Tarrytown). Turn right onto Route 119. Just before fifth light, bear right onto Benedict Avenue. Follow remaining directions from Connecticut.
From New Jersey: Garden State Parkway or Palisades Parkway to Interstate 287/87 South to Tappan Zee Bridge. After toll, take first exit, Route 9 — Tarrytown. At exit traffic light, turn right onto Broadway (Route 9 North). At fourth light, make a right onto Benedict Avenue. At second light, turn left onto Highland Avenue (street runs as Highland to the left and Prospect to the right). At first stop sign you will see Tappan Hill Entrance on the left.
ITT Industries, Inc.
4 West Red Oak Lane
White Plains, NY 10604
www.itt.com

YOUR VOTE IS IMPORTANT VOTE BY INTERNET/TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET
https://www.proxyvotenow.com/itt
•	Go to the website address listed above.

•	Have your proxy card ready.

•	Follow the simple instructions that appear on your computer screen.

OR
TELEPHONE
1-888-216-1275
(United States only)
•	Use any touch-tone telephone.

•	Have your proxy card ready.

•	Follow the simple recorded instructions.

OR
MAIL

•	Mark, sign and date your proxy card.

•	Detach your proxy card.

•	Return your proxy card in the postage-paid envelope provided.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the internet there is no need for you to mail back your proxy. Counsel has advised the Company that the internet and telephone voting procedures meet legal requirements.

Call Toll-free To Vote • It’s Fast And Convenient (United States only)
1-888-216-1275
CALL TOLL-FREE TO VOTE

☐	▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

(Please sign, date and return this proxy card in the enclosed envelope.)	☒ Votes must be indicated (x) in Black or Blue ink.
The Board of Directors recommends a vote “FOR” proposals A, B, and C.

A.	To elect all nine members of the Board of Directors.

FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐

Nominees:	01 – Steven R. Loranger, 02 – Curtis J. Crawford,
03 – Christina A. Gold, 04 – Ralph F. Hake,
05 – John J. Hamre, 06 – Raymond W. LeBoeuf,
07 – Frank T. MacInnis, 08 – Linda S. Sanford and
09 – Markos I. Tambakeras.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

		FOR	AGAINST	ABSTAIN
B.	To ratify the appointment of Deloitte & Touche LLP as ITT Industries’ independent auditor for 2006.	☐	☐	☐

C.	To vote upon a proposal to amend ITT Industries, Inc.’s Restated Articles of Incorporation to change the Company’s name to ITT Corporation.	☐	☐	☐

I/We plan to attend the Annual meeting (admission ticket attached)	☐
If you agree to access future Proxy Statements and Annual Reports electronically, please mark this box	☐

     S C A N     L I N E

(When signing as attorney, executor, administrator, trustee or guardian, give full title. If more than one trustee, all should sign.)

Date	Share Owner sign here	Co-Owner sign here

Annual Meeting of Shareholders
10:30 am, Tuesday, May 9, 2006
Tappan Hill
81 Highland Avenue
Tarrytown, New York
PLEASE PRESENT THIS CARD AT THE ENTRANCE TO THE MEETING ROOM

Note: If you plan to attend the Annual Meeting of Shareholders, please so indicate by marking the appropriate box on the attached proxy card. If you plan on attending the Annual Meeting in person, please bring, in addition to this Admission Ticket, a proper form of identification. The use of video, still photography or audio recording at the Annual Meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated.

This Admission Ticket should not be returned with your proxy but should be retained and brought with you to the Annual Meeting.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ITT INDUSTRIES FOR THE ANNUAL MEETING TO BE HELD MAY 9, 2006:
The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Vincent A. Maffeo and Kathleen S. Stolar, or either of them, each with full power of substitution as proxies, to vote all shares of ITT Industries common stock that the shareholder(s) would be entitled to vote on all matters that may properly come before the 2006 Annual Meeting and at any adjournments or postponements. The proxies are authorized to vote in accordance with the specifications indicated by the shareholder(s) on the reverse side of this form. If this form is signed and returned by the shareholder(s), and no specifications are indicated, the proxies are authorized to vote as recommended by the Board of Directors. In either case, if this form is signed and returned, the proxies thereby will be authorized to vote in their discretion on any other matters that may be presented for a vote at the meeting and at adjournments or postponements.
* * * * * * * * * * * * * * * * * *
For participants in the ITT Industries Investment and Savings Plan for Salaried Employees:
The Trustee will vote the shares credited to your account in the savings plan in accordance with the specifications that you indicate on the reverse. If you sign and return the form, but do not indicate your voting specifications, the Trustee will vote as recommended by the Board of Directors. The Trustee will vote the shares for which no form has been returned in the same proportion as those shares for which it received voting specifications. The Trustee will exercise its discretion in voting on any other matter that may be presented for a vote at the meeting and at adjournments or postponements.

(Continued, and to be dated and signed on the reverse side.)	ITT INDUSTRIES P.O. BOX 11005 NEW YORK, N.Y. 10203-0005

To change your address, please mark this box.	☐